UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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First Midwest Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 17, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of First Midwest Bancorp, Inc., which will be held on Wednesday, May 21, 2014 at 9:00 a.m., Central time, at the Westin Chicago Northwest Hotel, 400 Park Boulevard, Itasca, Illinois 60143. Attached and enclosed you will find a Notice setting forth the business to come before the meeting, a Proxy Statement, a Proxy Card and a copy of our 2013 Annual Report.

We are pleased to once again offer multiple options for voting your shares. As detailed in the Questions and Answers section of the Proxy Statement, you can vote your shares via the Internet, by telephone, by mail or by written ballot at the Annual Meeting.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. Please cast your vote via the Internet, by mail or by telephone as instructed on the enclosed Proxy Card. Voting in any of these ways will not prevent you from attending the Annual Meeting.

On behalf of our Board of Directors, I would like to express our appreciation for your continued interest in the affairs of First Midwest Bancorp, Inc. I hope you will be able to attend the Annual Meeting.

Sincerely,

Michael L. Scudder
President and Chief Executive Officer

One Pierce Place, Suite 1500

Itasca, Illinois 60143

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	May 21, 2014 at 9:00 a.m., Central Time.

Place:	Westin Chicago Northwest Hotel, 400 Park Boulevard, Itasca, Illinois 60143.

Items of Business:

•                  To elect five directors to our Board of Directors, four of whom will serve three-year terms expiring at the 2017 annual meeting of stockholders and one of whom, solely to provide for equal apportionment of the directors among our three director classes, will serve for a term of one year expiring at the 2015 annual meeting of stockholders.

• To consider an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000.

• To consider an advisory vote (non-binding) on the compensation paid in 2013 to our named executive officers.

• To consider an advisory vote (non-binding) ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

• To transact such other business as may properly come before the Annual Meeting.

Record Date:

You are entitled to vote at the annual meeting of stockholders only if you owned shares of First Midwest Bancorp, Inc. common stock at the close of business on March 27, 2014, which is the record date for the annual meeting.

Proxy Voting:

It is important that your shares be represented and voted at the annual meeting of stockholders. You can vote your shares via the Internet, by telephone or by mail as instructed on the enclosed Proxy Card. Voting in any of these ways will not prevent you from attending or voting your shares at the annual meeting. For instructions on how to vote your shares, see the Questions and Answers section of the Proxy Statement.

By order of the Board of Directors,

Nicholas J. Chulos

Executive Vice President, Corporate Secretary

and General Counsel

First Midwest Bancorp, Inc.

April 17, 2014

INTRODUCTION AND SUMMARY		1

QUESTIONS AND ANSWERS		3

ITEM	1—ELECTION OF DIRECTORS	7

ITEM	2—APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 150,000,000	17

ITEM	3—ADVISORY VOTE ON THE COMPANY’S COMPENSATION PAID IN 2013 TO OUR NAMED EXECUTIVE OFFICERS	19

ITEM	4—ADVISORY VOTE RATIFYING THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	20

CORPORATE GOVERNANCE AT FIRST MIDWEST		21
	Corporate Governance Guidelines and Committee Charters	21
	Code of Ethics and Standards of Conduct and Code of Ethics for Senior Financial Officers	21
	Board Leadership and Structure	22
	Risk Oversight	22
	Meetings	22
	Board Committees	23
	Related Person Transactions	25
	Compensation Committee Interlocks and Insider Participation	25
	Stockholder Communication with Directors	25

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND MANAGEMENT		25

DIRECTOR COMPENSATION		29

COMPENSATION DISCUSSION AND ANALYSIS		31
	Executive Summary	31
	Our Compensation Philosophy	32
	Additional Compensation Considerations	33
	Compensation Procedures	35
	How We Measure Company Performance	35
	Peer Group	36
	How We Measure Individual Performance	37

One Pierce Place, Suite 1500

Itasca, Illinois 60143

PROXY STATEMENT

INTRODUCTION AND SUMMARY

This Proxy Statement is being furnished in connection with a solicitation of proxies by the Board of Directors of First Midwest Bancorp, Inc., a Delaware corporation, to be used at our 2014 annual meeting of stockholders. The approximate date on which this Proxy Statement, the accompanying Proxy Card and our 2013 Annual Report are first being sent to stockholders is April 17, 2014. The following is a summary of items to be voted upon at the annual meeting.

Annual Meeting of Stockholders

Time and Date:	May 21, 2014 at 9:00 a.m., Central Time

Place:	Westin Chicago Northwest Hotel, 400 Park Boulevard, Itasca, Illinois 60143

Record Date:	March 27, 2014

Items to be Considered	Board of Directors Vote Recommendation

Election of Directors	FOR

Approval and Adoption of an Amendment to the Company’s Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 100,000,000 to 150,000,000	FOR

Advisory Vote (Non-binding) on the Compensation Paid in 2013 to the Company’s Named Executive Officers	FOR

Advisory Vote (Non-binding) Ratifying Appointment of Independent Registered Public Accounting Firm	FOR

Election of Directors

The first item of business at the annual meeting of stockholders will be the election of five directors of the Company. Mr. Chlebowski, Mr. Gill, Ms. Rudnick and Mr. Small will be elected to the class of directors whose term expires in 2017 and Mr. Henseler, solely to provide for equal apportionment of the directors among our three director classes, will be elected to the class of directors whose term expires in 2015.

Director Nominees	Age	Director Since	Independent	Board of Directors Vote Recommendation

John F. Chlebowski, Jr.	68	2007	Yes	FOR
Chairman of the Board of SemGroup Corporation

Phupinder S. Gill	53	2010	Yes	FOR
President and Chief Executive Officer of CME Group Inc.

Peter J. Henseler	55	2011	Yes	FOR
President of Wise Consulting Group Inc.

Ellen A. Rudnick	63	2005	Yes	FOR
Executive Director of the Polsky Center for Entrepreneurship at the University of Chicago, School of Business

Michael J. Small	56	2010	Yes	FOR
President and Chief Executive Officer of Gogo, Inc.

Amendment to the Company’s Amended and Restated Certificate of Incorporation

We are asking stockholders to approve and adopt an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000.

Executive Compensation

We are asking stockholders for an annual advisory vote on the compensation paid in 2013 to our named executive officers as disclosed in this Proxy Statement.

Independent Registered Public Accounting Firm

We are asking our stockholders for an advisory vote to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2014.

Certain Terms

We use certain terms in this Proxy Statement that have particular meanings. For ease of reference, we have set forth below the meaning of these terms.

Term	Meaning

401(k) Plan	First Midwest Bancorp, Inc. Savings and Profit Sharing Plan, as amended

Annual Meeting	2014 Annual Meeting of Stockholders of First Midwest Bancorp, Inc.

Board of Directors or Board	Board of Directors of First Midwest Bancorp, Inc.

Certificate of Incorporation	Amended and Restated Certificate of Incorporation of First Midwest Bancorp, Inc.

Common Stock	Common Stock, $0.01 par value, of First Midwest Bancorp, Inc.

Company, we, us or our	First Midwest Bancorp, Inc.

Compensation Committee	Compensation Committee of the Board of Directors of First Midwest Bancorp, Inc.

Deferred Compensation Plan	First Midwest Bancorp, Inc. Nonqualified Retirement Plan, as amended

First Midwest Bank	First Midwest Bank, which is a wholly-owned subsidiary of First Midwest Bancorp, Inc.

Internal Revenue Code	Internal Revenue Code of 1986, as amended

Named executive officers	Executive officers named in the Summary Compensation Table of this Proxy Statement

Omnibus Stock and Incentive Plan	First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan, as amended

Pension Plan	First Midwest Bancorp, Inc. Consolidated Pension Plan, as amended

Proxy Card	The form of proxy card that accompanies this Proxy Statement

Proxy Statement	This proxy statement

Record Date	March 27, 2014

SEC	United States Securities and Exchange Commission

QUESTIONS AND ANSWERS

Who can vote at the Annual Meeting?

You are entitled to vote your shares of Common Stock at the Annual Meeting if you were a stockholder of record of the Company at the close of business on March 27, 2014, the Record Date for the Annual Meeting. On that date, there were approximately 75,345,000 shares of Common Stock outstanding, each of which is entitled to one vote for each matter to be voted on at the Annual Meeting. On the Record Date, we had approximately 1,950 registered stockholders of record.

A proxy is your direction to another person to vote your shares. When you sign the enclosed Proxy Card, you will appoint certain officers of our Company to vote your shares of Common Stock at the Annual Meeting in the manner you instruct. Even if you plan to attend the Annual Meeting, you should complete, sign and return your Proxy Card in advance.

Who is entitled to receive this mailing?

If you hold Common Stock that is registered in your name through our transfer agent (Computershare) as of the Record Date, you are a stockholder of record. However, if you hold shares of our Common Stock indirectly through a broker, bank or similar institution, you are considered a beneficial owner of your shares but are not a stockholder of record. In this circumstance, you are a stockholder whose shares are held in “street name” and your broker, bank or other nominee is considered the stockholder of record. We sent copies of our proxy materials directly to all stockholders of record. If you are a beneficial owner whose shares are held in “street name”, these materials were sent to you by the bank, broker or similar institution through which you hold your shares. As the beneficial owner, you can direct your bank, broker or other institution on how to vote your shares at the Annual Meeting, and they are obligated to provide you with a voting instruction form for you to use for this purpose.

What does it mean if I receive more than one Proxy Card?

If you receive multiple Proxy Cards, this means you hold your shares in more than one account. To ensure that all your shares are voted, sign and return each Proxy Card. If you vote on the Internet or by telephone, you will need to vote for each Proxy Card you receive.

How are shares voted and counted?

If you are a stockholder of record on the Record Date and you properly submit your Proxy Card by mail, telephone or the Internet, your shares will be voted in accordance with your instructions. If you sign and return your Proxy Card, but do not give voting instructions, your shares will be voted in the manner recommended by the Board of Directors FOR each director nominee and FOR each of the other items set forth in the notice for this Annual Meeting. A Proxy Card also will grant discretionary authority to the named proxies to vote pursuant to the Proxy Card on any other matters that may properly come before the Annual Meeting, or any adjournment or postponement, which will be voted in accordance with the best judgment of the named proxies.

If your shares are held in street name, the shares will be voted by the broker, bank or other institution through which you hold your shares on routine matters in accordance your instructions and, if no instructions are given, your broker is entitled to vote your shares in its discretion. On non-routine matters, your broker will vote your shares only if you have provided the broker with voting instructions. If you do not give your broker, bank or other institution voting instructions for non-routine items, your shares will be treated as “broker non-votes”. This means your shares will be counted for the purpose of determining if a quorum is present but, except as provided below, will not be included as votes cast with respect to the non-routine items. The determination of whether a matter is routine or non-routine is made under the rules of the NASDAQ Stock Market. An abstention occurs when a stockholder marks his or her Proxy Card as “abstain” and thereby abstains from voting on a matter.

The following chart explains which items to be voted upon at our Annual Meeting are routine and non-routine and the treatment of broker non-votes and abstentions.

Item	Type	Effect of Abstentions and Broker Non- Votes

Election of Directors	Non-Routine	Broker non-votes and votes to ABSTAIN are not treated as a “vote cast” with respect to the election of a director, and thus will have no effect on the outcome of the vote.

Approval of an amendment to the Company’s Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 100,000,000 to 150,000,000	Non-Routine	Broker non-votes will have the effect of a vote AGAINST this Item. Votes to ABSTAIN are treated as “votes cast” and will have the effect of a vote AGAINST this Item.

Approval, by advisory vote, of the Company’s Compensation Paid in 2013 to its Named Executive Officers	Non-Routine	Broker non-votes will have no effect on the outcome of the vote on this Item. Votes to ABSTAIN are treated as “votes cast” and will have the effect of a vote AGAINST this Item.

Ratification, by advisory vote, of our Independent Registered Public Accounting Firm	Routine

Broker non-votes are not expected to exist because brokers have discretionary authority to vote on this Item. Votes to ABSTAIN are treated as “votes cast” and will have the effect of a vote AGAINST this Item.

What is the required vote for each item of business to properly come before the Annual Meeting?

A quorum is required to transact business at the Annual Meeting. The holders of a majority of the outstanding shares of Common Stock on the Record Date, present in person or represented by proxy and entitled to vote, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are treated as present for quorum purposes.

•                   Item 1—Election of Directors.  You may vote FOR or AGAINST any or all director nominees named in this Proxy Statement, or you may ABSTAIN as to one or more directors. A majority of the votes cast at the Annual Meeting with respect to the election of a director must be voted FOR the director in order for the director to be elected. A director who fails to receive a majority of the votes cast FOR his or her election will tender his or her resignation to the Board of Directors for consideration, and our Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will consider the recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

•                   Item 2—Approval of an Amendment to our Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock from 100,000,000 to 150,000,000.  You may vote FOR or AGAINST the amendment to our Certificate of Incorporation, or you may ABSTAIN. A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting must be voted FOR the amendment in order for the amendment to be approved and adopted.

•                   Item 3—Advisory Vote Approving the Compensation Paid in 2013 to our Named Executive Officers.  You may vote FOR or AGAINST the compensation paid to our named executive officers, or you may ABSTAIN. A majority of the votes cast at the Annual Meeting must be voted FOR the Item in order for it to pass.

•                   Item 4—Advisory Vote Ratifying the Appointment of our Independent Registered Public Accounting Firm.  You may vote FOR or AGAINST the ratification of our Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014, or you may ABSTAIN. A majority of the votes cast at the Annual Meeting must be voted FOR ratification in order for the Item to pass.

How do I vote?

If you are a stockholder of record you may cast your vote in one of four ways:

•                   By Internet.  The web address for Internet voting can be found on the enclosed Proxy Card. Internet voting is available 24 hours a day. To be valid, your vote by Internet must be received by the deadline specified on the card.

•                   By Telephone.  The number for telephone voting can be found on the enclosed Proxy Card. Telephone voting is available 24 hours a day. To be valid, your vote by telephone must be received by the deadline specified on the Proxy Card.

•                   By Mail.  Mark the enclosed Proxy Card, sign and date it, and return it in the postage pre-paid envelope we have provided. To be valid, your vote by mail must be received by the deadline specified on the card.

•                   At the Annual Meeting.  You can vote your shares in person at the Annual Meeting. If you are a stockholder of record, you must present an acceptable form of identification (such as a valid driver’s license) in order to vote at the meeting.

If you hold your shares in street name, you may vote by following your broker’s instructions or, in order to vote at the meeting, you must obtain from your broker through which you hold your shares, both an account statement showing that you owned shares of Common Stock as of the Record Date and a “legal proxy” form, and bring them to the meeting.

How can I revoke my Proxy Card, substitute a new Proxy Card or change my vote?

You can revoke your Proxy Card or substitute a new Proxy Card at any time before your Proxy Card is voted at the Annual Meeting by:

•                   submitting a new Proxy Card through the Internet or by telephone; or

•                   executing and mailing a Proxy Card that is dated and received on a later date; or

•                   giving written notice of revocation to our Corporate Secretary at One Pierce Place, Suite 1500, Itasca, Illinois 60143; or

•                   voting in person at the Annual Meeting.

If your shares are held in street name, you may change your vote by submitting new voting instructions to your broker, bank or other institution.

How can I obtain an additional Proxy Card?

If you lose, misplace or otherwise need to obtain a Proxy Card, and:

•                   you are a stockholder of record, contact our Corporate Secretary’s office at 630-875-7463; or

•                 you hold Common Stock in street name through a bank, broker or other institution, contact your account representative at that organization.

How will current employees who participate in the Company’s benefit plans receive our proxy materials?

Employees who participate in the First Midwest Bancorp, Inc. Savings and Profit Sharing Plan, First Midwest Bancorp, Inc. Non-qualified Retirement Plan, First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan and/or the First Midwest Bancorp, Inc. Dividend Reinvestment Plan, and have a Company e-mail address, will receive an e-mail from Broadridge Financial Solutions, Inc. describing how to access proxy materials and vote via the Internet or by telephone. One e-mail will be sent for all accounts registered in the same employee name. If the employee’s accounts are registered in different names, he or she will receive a separate e-mail for each account. This e-mail will be titled: FIRST MIDWEST BANCORP, INC. 2014 ANNUAL MEETING OF STOCKHOLDERS AND PROXY VOTE.

The trustees under these plans are the stockholders of record of all shares of Common Stock held in the plans, and the trustees will vote the shares held for the account of each employee in accordance with the instructions received from the employee. Employees should instruct the trustees how to vote their shares by using the instructions provided in the e-mail and vote via the Internet or by telephone. If the trustees do not receive voting instructions by the specified deadline, the trustees will vote the shares proportionally in the same manner as those shares for which instructions were received. Because the employees are not the record owners of the related shares, the employees may not vote these shares in person at the Annual Meeting. Individual voting instructions to the plan trustees will be kept confidential and will not be disclosed to any of our directors, officers or employees.

Who pays for the expenses of this proxy solicitation?

We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitations may be made by certain of our directors, officers or employees or affiliates telephonically, electronically or by other means of communication. Directors, officers and employees will receive no additional compensation for any such solicitation. We will reimburse brokers, banks and other institutions for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

What do I need to do to attend the Annual Meeting?

All stockholders must bring an acceptable form of identification, such as a valid driver’s license, in order to attend the Annual Meeting in person. In addition, if you hold shares in street name and would like to attend our Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on the Record Date.

Additional Information

You may obtain additional information regarding the Company, including our corporate governance policies and practices, by visiting our website at www.firstmidwest.com/investorrelations, or by making a written request to our Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

A list of the stockholders of record as of the Record Date will be available for inspection for purposes germane to the Annual Meeting during ordinary business hours at our offices, One Pierce Place, Suite 1500, Itasca, Illinois 60143, from May 9, 2014 to May 20, 2014, as well as at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting on May 21, 2014

A copy of our Annual Report for the fiscal year ended December 31, 2013 is enclosed with this Proxy Statement. The Notice of Annual Meeting of Stockholders, this Proxy Statement and our 2013 Annual Report are available at www.proxyvote.com (if you utilize www.proxyvote.com, you will need the control number included on your Proxy Card or voting instruction form). If you would like to receive, without charge, a paper copy of our Annual Report, please contact our Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

ITEM  1—ELECTION OF DIRECTORS

Nominees for Election

Our Board of Directors currently consists of 12 directors and is divided into three classes, with each class serving for three-year terms. As a result, each year, only one class of directors stands for election at our Annual Meeting.

Upon the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors nominated John F. Chlebowski, Jr., Phupinder S. Gill, Peter J. Henseler, Ellen A. Rudnick and Michael J. Small to stand for election at the Annual Meeting, all of whom are currently directors of the Company.

Upon the further recommendation of our Nominating and Corporate Governance Committee, our Board of Directors determined to realign our classes of directors this year to provide for equal apportionment among the three classes. Under our Certificate of Incorporation, our classes of directors should be as nearly equal in number as possible. At the present time, two of our classes consist of five directors each and the remaining class consists of two directors. The class of directors having two directors is the class with directors whose current terms expire in 2015. Our classes became imbalanced due to several director retirements or deaths, and the Board of Directors has determined it is desirable to rebalance the classes so that each class is comprised of four directors.

To accomplish the rebalancing of our director classes, Mr. McDonnell, whose present term will expire in 2016, intends to tender his resignation from the Board of Directors immediately following the Annual Meeting, and the Board intends to immediately appoint Mr. McDonnell to the class of directors whose term expires in 2015. In addition, Mr. Henseler, whose present term expires at this Annual Meeting and who would have been nominated at the Annual Meeting for election to the class of directors whose term expires in 2017, has instead been nominated for election to the class of directors whose term will expire in 2015. No other changes to the classes of directors are being proposed.

As such, if elected, Mr. Chlebowski, Mr. Gill, Ms. Rudnick and Mr. Small will each hold office for a three-year term expiring at our annual meeting of stockholders in 2017 and Mr. Henseler will hold office for a one-year term expiring at our annual meeting in 2015 and, in each case, until his or her successor has been elected and qualified. If a nominee fails to receive the required majority vote for election, he or she will tender his or her resignation as a director in accordance with our By-Laws and Corporate Governance Guidelines, and the Board of Directors will determine whether it is in the best interests of the Company to accept any tendered resignation.

Each nominee has informed us that he or she is willing to serve as a director if elected. Should any nominee become unable or refuse to serve as a director upon election, it is intended that the persons named as proxies in the Proxy Card will vote for the election of such other person as the Board of Directors may recommend.

The following table reflects the realignment of the director classes being recommended by our Board of Directors:

Existing Classes of Directors	Re-aligned Classes Following the Annual Meeting

Term Expiring in 2014	Term Expiring in 2015

John F. Chlebowski, Jr.	Barbara A. Boigegrain
Phupinder S. Gill	Robert P. O’Meara
Peter J. Henseler	Peter J. Henseler
Ellen A. Rudnick	Patrick J. McDonnell
Michael J. Small

Term Expiring in 2016
Term Expiring in 2015	Br. James Gaffney
Barbara A. Boigegrain	Michael L. Scudder
Robert P. O’Meara	John L. Sterling
J. Stephen Vanderwoude

Term Expiring in 2016	Term Expiring in 2017

Br. James Gaffney	John F. Chlebowski, Jr.
Patrick J. McDonnell	Phupinder S. Gill
Michael L. Scudder	Ellen A. Rudnick
John L. Sterling	Michael J. Small
J. Stephen Vanderwoude

Nomination Process

In identifying, evaluating and recommending nominees for the Board of Directors, our Nominating and Corporate Governance Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines which includes:

•    the individual’s judgment, expertise, character, skills, background, knowledge of matters useful to the oversight of the Company and other relevant experience;

•    the individual’s ability and willingness to commit adequate time to Board and committee matters; and

•    the extent to which the interplay of the individual’s expertise, skills, knowledge and personality with that of other Board members will build a Board of Directors that is effective, collegial and responsive to the needs of the Company.

We do not set specific, minimum qualifications that nominees must meet in order to be recommended to the Board of Directors. Each nominee is evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors. The Nominating and Corporate Governance Committee discusses and evaluates possible candidates in detail and outside consultants are sometimes engaged to help identify potential candidates. When determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee also considers the director’s past participation in and contributions to Board activities.

The Board of Directors has not adopted a formal diversity policy for nominees. When making recommendations for nominees to the Board, however, the Nominating and Corporate Governance Committee attempts to include directors who, when taken together with the other nominees and continuing directors, will create a group that offers a diversity of education, professional experience, background, age, perspective, viewpoints and skill. The Nominating and Corporate Governance Committee will consider and evaluate director candidates recommended by stockholders in the same manner as other candidates identified by the Committee. A stockholder wanting to formally nominate a candidate must do so by following the procedures described in the Company’s Certificate of Incorporation and By-Laws, as amended from time to time.

Independence of Nominees and Non-Employee Directors

Our Board of Directors determines the independence of all non-employee directors in accordance with the independence requirements of the NASDAQ Stock Market listing standards. Accordingly, each year the Board affirmatively determines whether each non-employee director has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Annually, each non-employee director is required to complete a questionnaire that provides information about relationships that might affect the determination of independence. Management then provides the Nominating and Corporate Governance Committee and Board of Directors with relevant facts and circumstances of any relationship bearing on the independence of a director or nominee that are outside the categories permitted under the NASDAQ rules.

Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board of Directors analyzed the independence of each of the Company’s nominees and other current directors, and determined that all of our directors meet the standards of independence under our Corporate Governance Guidelines and the NASDAQ rules, other than Michael L. Scudder, the Company’s current President and Chief Executive Officer, who is not considered to be independent under the standards of our Corporate Governance Guidelines and the NASDAQ rules. In addition, our Board of Directors determined that:

•     Each member of the Audit Committee is financially literate and has accounting or related financial management expertise (as such qualifications are defined under the NASDAQ rules).

•     Patrick J. McDonnell and John F. Chlebowski, Jr. are “audit committee financial experts” within the meaning of the rules and regulations of the SEC.

•     Each member of the Compensation Committee is a “non-employee director” within the meaning of SEC Rule 16b-3, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

The evaluation and selection of each member of the Board of Directors is based on a variety of factors. Included in the table below is the name of each member of the Board, along with his or her principal occupation for at least the previous five years and other professional experience and achievements. Each director has been identified as possessing the requisite skills, experience and attributes that qualify him or her to serve as a member of our Board of Directors.

Nominees Standing for Election at this Annual Meeting with a Term Expiring in 2017 (Except for Mr. Henseler Whose Term will Expire in 2015)

John F. Chlebowski, Jr. (68) Director since 2007

Mr. Chlebowski served as the President and Chief Executive Officer of Lakeshore Operating Partners, LLC (a bulk liquid distribution firm) from March 2000 until his retirement in December 2004. Previously, Mr. Chlebowski was a senior executive and co-founder of Lakeshore Liquids Operating Partners, LLC, a private venture firm, and from January 1998 until July 1999, he was a private investor and consultant in bulk liquid distribution. Mr. Chlebowski served as President and Chief Executive Officer of GATX Terminals Corporation, a subsidiary of GATX Corporation, from 1994 until 1998. He also served as Vice President of Finance and Chief Financial Officer of GATX Corporation, a specialized finance and leasing company, from 1986 to 1994.

Mr. Chlebowski is the Chairman of the Board of SemGroup Corporation (since 2009) and is a member of the board of directors and Lead Independent Director of NRG Yield, Inc. (since 2013). He is a former Board member of NRG Energy, Inc. (2003 to 2013), Laidlaw International, Inc. (2003 to 2007), Phosphate Resource Partners LP (2003 to 2004) and SpectraSite, Inc. (2004 to 2005).

Mr. Chlebowski is a member of our Advisory Committee and Audit Committee.

Mr. Chlebowski earned a bachelor’s degree in Business Administration from the University of Delaware in 1970 and an MBA with a concentration in Finance (Beta Gamma Sigma) from Pennsylvania State University in 1971. He is active in community affairs and is the past President of the board of directors of Heartland Alliance. He has also served on the boards of the Chicago Heart Association, Chicago City Ballet and Merit Music Program.

Through his past senior management experience, extensive professional background and significant business achievements, Mr. Chlebowski brings important public company, leadership, business, risk management, finance and accounting experience to our Board of Directors, as well as valuable experience and perspective relating to corporate strategy and board governance.

Phupinder S. Gill (53) Director since 2010

Mr. Gill is the Chief Executive Officer of CME Group Inc. (a global derivatives marketplace and exchange). He served as President from 2007 until 2012, and previously served as President and Chief Operating Officer of CME Holdings and of CME from January 1, 2004 until 2007. From 2000 to 2003, he served as Managing Director and President of CME Clearing. Mr. Gill was the President of GFX Corp., a wholly owned subsidiary of CME Group that provides liquidity in foreign exchange futures, from 1998 until 2012.

Mr. Gill serves on the board of directors of CME Group as well as the board of the World Federation of Exchanges. Mr. Gill is a member of CME Group’s Competitive Markets Advisory Council and sits on the boards of The Alexander Maxwell Grant Foundation, CME Group Foundation and CME Group Community Foundation. He previously served on the boards of CME Clearing Europe—CME Group’s UK Clearing House, Bursa Malaysia Derivatives Berhad, and Bolsa Mexicana de Valores, S.A.B. de C.V. (BMV).

Mr. Gill is a member of our Audit Committee.

Mr. Gill earned a bachelor’s degree in Finance in 1985 and an MBA in 1987 from Washington State University.

Through his professional background and business achievements, Mr. Gill brings important public company, technology, leadership, operating and senior management experience to our Board of Directors as well as experience with mergers and acquisitions and global affairs to the Board.

Peter J. Henseler (55) Director since 2011

Mr. Henseler is the founder and President of Wise Consulting Group Inc. (a strategy and management consulting firm). He previously held the position of Vice Chairman of TOMY International, a wholly owned subsidiary of Japan based TOMY Company, Ltd. (a global designer and marketer of toys and infant products) until his retirement from TOMY International in October 2012. He also held the position of President of TOMY International from April 2011 until April 2012. Mr. Henseler was President of RC2 Corporation from 2002 to 2011, at which time TOMY Company acquired RC2. He also served as RC2’s Executive Vice President of Sales and Marketing from 1999 to 2002. Prior to joining RC2, Mr. Henseler held marketing positions at McDonald’s Corporation and Hasbro, Inc. Mr. Henseler also served as a director of RC2 and TOMY International and currently serves on the United States Toy Industry Association Board of Directors.

Mr. Henseler is a member of our Compensation Committee.

Mr. Henseler a bachelor’s degree in Marketing from Xavier University in 1980.

Through his professional experience and business accomplishments, Mr. Henseler brings important senior management, operating, and leadership experience to the our Board of Directors as well as his core business and leadership skills as the past president of a global public company, and experience in brand management and business development.

Ellen A. Rudnick (63) Director since 2005

Since 1999, Ms. Rudnick has served as the Executive Director of the Polsky Center for Entrepreneurship at the University of Chicago Booth School of Business. Prior to joining the University of Chicago, Ms. Rudnick served as President and CEO of Healthcare Knowledge Resources, President of HCIA, Chairman of Pacific Biometrics and Corporate Vice President of Baxter Healthcare Corporation.

Ms. Rudnick currently serves on the boards of directors of Patterson Companies (since 2003) and HMS Holdings, Corp. (since 1997), both of which are public companies, and Liberty Mutual Insurance Company (since 2001).

Ms. Rudnick is a member of our Audit, Nominating and Corporate Governance and Advisory Committees.

Ms. Rudnick earned a bachelor’s degree from Vassar College in 1972 and an MBA from the University of Chicago in 1973. She has spent over 25 years in business management and entrepreneurial activities, primarily in the health care and information services industries. She serves in various leadership positions with several civic and nonprofit organizations in the Chicago metropolitan area, including having served on the Northshore University Health System board of directors for over 20 years, and currently is on the boards of directors of Hyde Park Angels and CEC-Chicagoland Entrepreneurship Center. She is the recipient of several honors including Today’s Chicago Woman 20th Anniversary Hall of Fame and the YWCA Leadership Award.

With her extensive business background and unique professional achievements, Ms. Rudnick brings important leadership, corporate and entrepreneurial experience to our Board of Directors, as well as valuable experience in business management.

Michael J. Small (56) Director since 2010

Mr. Small is the President and Chief Executive Officer of Gogo, Inc. (an airborne communications service provider) and has served in this capacity since 2010. Prior to joining Gogo, Mr. Small served as the Chief Executive Officer and Director of Centennial Communications Corporation from 1999 to 2009. From 1995 to 1998, Mr. Small was the Executive Vice President and Chief Financial Officer of 360 Degrees Communications Company. Prior to 1995, he held the position of as President of Lynch Corporation, a diversified acquisition-oriented company with operations in telecommunications, manufacturing and transportation services.

Mr. Small is a member of our Nominating and Corporate Governance Committee and Audit Committee.

Mr. Small earned a bachelor’s degree in History from Colgate University in 1979 and an MBA with a concentration in Finance from the University of Chicago in 1981.

Through his diverse professional experience and important business achievements, Mr. Small brings extensive public company, operating and management experience to our Board of Directors as well as strategic and financial expertise, merger and acquisition experience, business analytic skills and the perspective of a current chief executive officer.

Continuing Directors Serving a Term Expiring in 2016

Br. James Gaffney, FSC (71) Director since 1998	Br. Gaffney has served as the President of Lewis University (a leading Catholic and Lasallian university) in Romeoville, Illinois since 1988.

Br. Gaffney serves as a director, trustee or board member of more than 10 educational, religious, civic, corporate and community organizations and agencies. As a member and former chair of the Federation of Independent Illinois Colleges and Universities, he serves on the Executive Council of Chicago Metropolis Strategies. He is the Chairman of the Will County Community Foundation, and is an active board member for the Will County Center for Economic Development. As a member of the De La Salle Christian Brothers, he chairs the Lasallian Association of College and University Presidents.

Br. Gaffney has been the recipient of numerous honors including the Pro Ecclesiae et Pontifice Medallion from the Vatican (2013), the Roger Osman Award for Distinguished Volunteer Service from the United Way of Will County, Lifetime Achievement Award from the Joliet Region Chamber of Commerce and Industry, the De La Salle Award from Bethlehem University, the Provena St. Joseph Medical Center Founder’s Award, the Saint Patrick High School President’s Council Counsellor II Award, and honorary Doctoral Degrees from Saint Mary’s University of Minnesota and Bethlehem University.

Br. Gaffney obtained a bachelor’s degree in Theology and a Masters in Education from Saint Mary’s University of Minnesota, a Masters degree in Theology from Manhattan College in New York and a D.Min. degree in Pastoral Theology from the University of Saint Mary of the Lake in Mundelein, Illinois.

Br. Gaffney is a member of our Nominating and Corporate Governance Committee (serving as its Chair), Compensation Committee and Advisory Committee.

Br. Gaffney’s extensive background in education and administration enables him to bring valuable leadership, institutional management and consensus-building skills to our Board of Directors. His civic and charitable activities in the metropolitan Chicago area also give him unique insight into the markets and communities in which the Company operates.

Patrick J. McDonnell (70) Director since 2002

Since July 2000, Mr. McDonnell has served as the President and Chief Executive Officer of The McDonnell Company LLC located in Lake Forest, Illinois (a business consulting company). In this position, he works with public and privately-held companies in a wide variety of industries to help define organizational opportunities to improve performance and achieve results. Previously, he served as a partner and director of global assurance for PricewaterhouseCoopers LLP, an international public accounting firm, and vice chairman of business assurance for its predecessor, Coopers & Lybrand, LLP. He has also served as President and COO of LAI Worldwide, Inc., an executive recruiting firm, including facilitating its sale to TMP Worldwide, Inc.

Mr. McDonnell served as a member of the board of directors of Material Sciences Corporation (2006 to 2014). He is a former Adjunct Professor at the Lake Forest Graduate School of Management where he taught Leading Organizational Change.

Mr. McDonnell earned a BBA degree from the University of Notre Dame in 1965 and an MBA from the University of Michigan in 1970. He is the author of Everybody Wants to Go to Heaven – Six Steps to Organizational Excellence (Summer, 2000).

Mr. McDonnell is a member of our Audit Committee (serving as its Chair), Nominating and Corporate Governance Committee and Advisory Committee.

Through his financial and public accounting experience, his current consulting practice and his diverse professional background, Mr. McDonnell brings valuable tactical skills and experience in business management, strategic planning, finance, accounting and public company matters to our Board of Directors.

Michael L. Scudder (53) Director since 2008

Mr. Scudder is the President and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of First Midwest Bank, which is the Company’s principal subsidiary. He also serves as a member of our Advisory Committee.

Prior to his current appointment in September 2008, Mr. Scudder served as the Company’s President and Chief Operating Officer beginning in May 2007, and as its Chief Financial Officer from January 2002 to May 2007. He previously served as the Group Executive Vice President and Chief Financial Officer of First Midwest Bank from May 1995 to December 2001. He also has served in various other management capacities in his over 25 years of service to the Company.

Mr. Scudder earned a bachelor’s degree in accounting from Illinois Wesleyan University in 1982, and an MBA from DePaul University in 1993.

Mr. Scudder brings extensive senior management, financial and banking experience to our Board of Directors and has important institutional knowledge of the Company and its business and clients. His day to day management of the Company provides the Board with Company-specific experience and expertise, including a complete understanding of the Company’s vision and strategy.

John L. Sterling (70) Director since 1998	Mr. Sterling has been a director of Sterling Lumber Company (a hardwood lumber supplier and distributor) headquartered in Blue Island, Illinois for over 46 years.

Mr. Sterling earned a bachelor’s degree in Business Administration in 1967 from Michigan State University. He serves in various leadership positions with several civic and charitable organizations in the Chicago metropolitan area, including the Boy Scouts of America, and he is the recipient of the council’s highest award.

Mr. Sterling is a member of our Compensation Committee.

Mr. Sterling’s extensive background as a business owner allows him to bring valuable leadership, business development, customer service and strategic management experience to our Board. His business, civic and charitable activities in the metropolitan Chicago area also give him unique insight into the markets and communities in which the Company operates.

J. Stephen Vanderwoude (70) Director since 1991

Mr. Vanderwoude is currently a private investor. From 1996 until April 2007, he served as Chairman and Chief Executive Officer of Madison River Communications Corp., a company that acquired and operated rural telephone companies. Prior to his service to Madison River, he served as the President, Chief Executive Officer and a director of Powerhouse Technologies, Inc., and President, Chief Operating Officer and a director of Centel Corporation. From 1999 to 2009, Mr. Vanderwoude served as a member of the board of directors of Centennial Communications Corp and as its Chairman from 2007 to 2009.

Mr. Vanderwoude earned a bachelor’s degree in engineering from the University of Pennsylvania in 1967 and an MBA from the University of Chicago in 1977.

Mr. Vanderwoude is a member of our Compensation Committee (serving as its Chair), Nominating and Corporate Governance Committee and Advisory Committee.

Through his chief executive officer and director experience at other public companies, professional background and considerable business accomplishments and achievements, Mr. Vanderwoude brings valuable skills and experience in leadership, business management, strategic planning, finance, mergers and acquisitions and public company matters to our Board of Directors. He also has extensive knowledge and experience regarding the Company’s businesses, which he gained as a result of his over 22 years of service to the Board.

Continuing Directors Serving a Term Expiring in 2015

Barbara A. Boigegrain (56) Director since 2008

Ms. Boigegrain has served as the General Secretary and Chief Executive Officer of the General Board of Pension and Health Benefits of The United Methodist Church in Glenview, Illinois since 1994 (a pension, health and welfare benefit trustee and administrator).  Prior to 1994, she spent 11 years as a consultant with Towers Perrin and 4 years with KPMG Peat Marwick and Dart Industries as a manager and analyst.

In her current position with the General Board, Ms. Boigegrain has overseen its restructuring and significantly improved its performance and services. In her experience as a benefits consultant, she established the San Diego office of Towers Perrin. Ms. Boigegrain also is a member of the board of directors of Church Benefits Association and Chair of the Church Alliance.

Ms. Boigegrain earned a bachelor’s degree from Trinity University in 1979.

Ms. Boigegrain is a member of our Compensation Committee.

Through her diverse professional background and considerable business accomplishments and achievements, Ms. Boigegrain brings significant leadership, business development, operations and management skills to our Board of Directors, as well as valuable knowledge of financial markets, strategic growth and board governance.

Robert P. O’Meara (76) Director since 1982

Mr. O’Meara is currently the Chairman of the Board of the Company and Vice Chairman of the Board of First Midwest Bank. He previously served as Chairman of the Board from 1998 through 2007 and was re-appointed to this position in September 2008. Mr. O’Meara serves as a member and the Chair of the Advisory Committee, but is not a member of any other Board committee.

Mr. O’Meara served as the Company’s Chief Executive Officer from 1987 through 2002 and as its Chief Operating Officer from 1983 to 1987. Mr. O’Meara has over 39 years of experience in the banking and financial services industry. Prior to his tenure with the Company, Mr. O’Meara was in private legal practice in Lake County, Illinois. He also has served in various leadership positions with several civic and charitable organizations in the metropolitan Chicago area.

Mr. O’Meara earned a bachelor’s degree from the University of Notre Dame in 1959 and a juris doctorate from Loyola University in 1962.

Mr. O’Meara brings extensive experience in law, regulatory compliance, banking and executive management to our Board of Directors. Through his leadership, intimate knowledge of the Company’s business and significant experience in corporate strategy and bank mergers and acquisitions, Mr. O’Meara provides the Board with important information about the Company and its historic operations as well as considerable experience and expertise in the financial services industry.

For more information regarding our Board of Directors, its members, its committees and our corporate governance practices, please see the section of this Proxy Statement entitled Corporate Governance at First Midwest, or visit the Investor Relations section of our website at www.firstmidwest.com/officersdirectors.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” the election of each of John F. Chlebowski, Jr., Phupinder S. Gill, Peter J. Henseler, Ellen A. Rudnick and Michael J. Small as directors of the Company as set forth above.

ITEM 2—APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 150,000,000

Background

Our Certificate of Incorporation currently authorizes 1,000,000 shares of preferred stock and 100,000,000 shares of Common Stock.  At the Annual Meeting, we will request that stockholders approve and adopt a proposal to amend our Certificate of Incorporation to increase by 50,000,000 the number of shares of Common Stock that the Company is authorized to issue from 100,000,000 to 150,000,000 shares.  We are not proposing to make any changes to our authorized shares of preferred stock.

The Nominating and Corporate Governance Committee considered and then recommended to our Board of Directors the amendment to our Certificate of Incorporation to increase our authorized shares of Common Stock to 150,000,000 shares.  Our Board of Directors accepted this recommendation, determined that the proposed amendment was advisable and unanimously approved and adopted, at a meeting held in February 2014, the amendment, subject to stockholder approval at the Annual Meeting.

If stockholders approve and adopt the amendment, it will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State, which the Company intends to file shortly after the Annual Meeting.

Text of the Proposed Amendment

The first paragraph of ARTICLE FOURTH of the Certificate of Incorporation would be amended to read as follows:

ARTICLE FOURTH.  Authorized Stock.

The total number of shares of stock which the Corporation shall have authority to issue is One Hundred Fifty One Million (151,000,000) shares, of which One Million (1,000,000) shares shall be shares of Preferred Stock without par value (hereinafter sometimes referred to as “Preferred Stock”), and One Hundred Fifty Million (150,000,000) shares shall be shares of Common Stock, $0.01 par value per share (hereinafter sometimes referred to as “Common Stock”).

Reasons for the Proposed Amendment

Our Certificate of Incorporation authorizes up to 100,000,000 shares of Common Stock and approximately 75.3 million shares are presently issued and outstanding. An additional 3.9 million shares of Common Stock may become outstanding by virtue of existing or future equity awards under our Omnibus Stock and Incentive Plan and our Non-employee Directors Stock Plan.

The Board of Directors believes it is in the best interests of the Company and its stockholders to increase the number of authorized shares of Common Stock to provide the Company with flexibility to consider and plan for future general corporate needs, including, but not limited to, capital raising, financing transactions, possible merger and acquisition transactions, stock splits, stock dividends or other general corporate purposes. The additional authorized shares of Common Stock would enable the Company to pursue strategic, financial or capital opportunities as they may be presented and to take timely advantage of market conditions as they may arise, without the delay and expense associated with calling and convening a special meeting of stockholders, unless required by Delaware law or the rules of NASDAQ.

The Board of Directors and management believe that these opportunities can develop quickly, which would require us to be in a position to take advantage of them in a timely manner. However, the Company has no present understanding, commitment or agreement to issue the additional shares of Common Stock resulting from the proposed increase in authorized shares.

Effect of the Proposed Amendment

If the proposed amendment to the Certificate of Incorporation is approved and adopted by our stockholders, approximately 75,000,000 shares of Common Stock would then be authorized and available for future issuance. The additional authorized shares would be available for issuance from time to time by the Board of Directors for any proper general corporate purpose, including those described above, without further stockholder approval, other than as may be required by Delaware law or the rules of NASDAQ.

The additional shares of Common Stock for which we are seeking stockholder approval would be part of the existing class of our Common Stock and, if and when issued, would have the same rights and privileges as, and be identical in all respects (including voting, dividend, distribution and liquidation rights) to, shares of Common Stock currently outstanding. The proposed additional authorized shares of Common Stock will not affect any of the rights of the shares of Common Stock currently outstanding.  Under Delaware law and our Certificate of Incorporation, shares of our Common Stock are not entitled to preemptive rights to purchase shares of Common Stock that the Company may issue in the future.

The ability of the Board of Directors to issue additional shares of Common Stock may, under certain circumstances, be deemed to have an anti-takeover effect. The Company could use the additional authorized shares of Common Stock to make it more difficult or to discourage efforts to obtain control of the Company. However, the amendment to our Certificate of Incorporation is not being proposed in order to prevent a change in control, nor is the amendment in response to any attempt, or contemplated attempt, to acquire control of the Company or to gain representation on our Board of Directors. As is true for our shares presently authorized but not issued, future issuances of the additional shares of Common Stock contemplated by the proposed amendment also could have a dilutive effect on earnings per share, book value per share, voting power and percentage ownership interest of current stockholders.

The Board of Directors intends to use the additional shares of Common Stock only for purposes and on terms that it deems to be in the best interests of the Company and its stockholders.

Potential Impact if the Amendment is not Adopted

If the proposed amendment to our Certificate of Incorporation is not approved and adopted by our stockholders and we are unable to increase our number of authorized shares of Common Stock, the Company will have a limited number of shares of Common Stock available for issuance.  This could impact the Company’s ability to issue Common Stock for capital raising, financing transactions, merger and acquisition transactions and other corporate purposes as the Company may be restricted in its ability to issue Common Stock for these needs.  In addition, the Company may be limited in its ability to raise additional capital if the Board of Directors determines that additional capital would be in the best interests of the Company and its stockholders, or to take full advantage of strategic, financial or capital opportunities or favorable market conditions should these arise.

Required Vote

The majority of outstanding shares of Common Stock entitled to vote at the Annual Meeting is required for stockholders to approve and adopt the proposed amendment to our Certificate of Incorporation.

Directors’ Recommendation

The Board of Directors unanimously recommends that stockholders vote “FOR” approval and adoption of the amendment to the Certificate of Incorporation to increase the authorized shares of Common Stock of the Company to 150,000,000 shares.

ITEM  3—ADVISORY VOTE ON THE COMPANY’S COMPENSATION PAID IN 2013 TO OUR NAMED EXECUTIVE OFFICERS

In accordance with applicable SEC rules, we are required to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of our named executive officers (say-on-pay) as disclosed in this Proxy Statement. We describe our executive compensation programs for our named executive officers Proxy Statement.

Our Board of Directors views it as a good corporate governance practice to have stockholders provide an annual advisory vote on the executive compensation paid to our named executive officers. The Board made this recommendation to our stockholders at our 2012 annual meeting, and our stockholders overwhelmingly voted in favor of having a vote on executive compensation every year, as opposed to every other year or every third year.

At our 2013 Annual Meeting, approximately 92% of the votes cast were voted in favor of the executive compensation paid to our named executive officers, which represents an increase from 88% of the votes cast in favor of our executive compensation at the 2012 Annual Meeting. We believe these vote results confirmed our approach to executive compensation. Our Compensation Committee intends to consider the say-on-pay vote results from this year, and future advisory votes, with respect to the design and amounts paid under our executive compensation program.

For a more detailed discussion of our executive compensation program, including information about the fiscal year 2013 compensation of our named executive officers, please see the section entitled Compensation Discussion and Analysis and the accompanying compensation tables and narrative disclosures.

We are asking our stockholders to indicate their support for our executive compensation as described in this Proxy Statement. This proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to express their views on executive compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers described in this Proxy Statement. Accordingly, we will ask our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, set forth in the 2014 annual meeting proxy statement is hereby approved by the Company’s stockholders on an advisory basis.

The say-on-pay vote is advisory and is therefore not binding on the Company, the Compensation Committee or our Board of Directors. The Compensation Committee and our Board of Directors value the opinions of our stockholders and, to the extent there is any significant vote against the executive compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Directors’ Recommendation

The Board of Directors unanimously recommends that stockholders vote “FOR” approval of the compensation paid to our named executive officers set forth in this Proxy Statement.

ITEM 4—ADVISORY VOTE RATIFYING THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors is responsible for appointing the Company’s independent registered public accounting firm, and the Committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for our fiscal year ending December 31, 2014. We are submitting this selection for stockholder ratification at the Annual Meeting. We expect a representative of Ernst & Young LLP to be present at the Annual Meeting and to have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from stockholders. Ernst & Young LLP also served as our independent registered public accounting firm for our fiscal year ended December 31, 2013.

Although we are not required to have our stockholders ratify the selection of our independent registered public accounting firm, our Board of Directors has determined to seek this ratification from stockholders. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but may retain them nonetheless. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee, or a designated member of the Committee, approves in advance all audit and any non-audit services rendered by Ernst & Young LLP on behalf of the Company. The following table shows information about fees paid by the Company to Ernst & Young LLP for services related to the respective fiscal years.

	2013	Percent of 2013 Services Approved by Audit Committee	2012	Percent of 2012 Services Approved by Audit Committee

Audit fees(1)	$1,232,231	100%	$1,147,836	100%
Audit-related fees(2)	135,388	100%	109,496	100%
Tax fees(3)	203,975	100%	214,050	100%
All other fees	—	N/A	—	N/A
Total fees:	$1,571,594		$1,471,382

(1)                                 Includes fees and expenses for the audit of the Company’s annual financial statements, internal control over financial reporting and review of financial statements included in the

Company’s quarterly reports filed with the SEC, as well as services normally provided by an independent auditor in connection with statutory and regulatory filings or engagements.

(2)                                 Includes fees related to the audits of the Company’s benefit plans.

(3)                                 Includes fees related to assistance with routine audits and tax planning, consulting and compliance services.

For audit, audit-related services, tax-related services and all other services, our Audit Committee has determined specific services and dollar thresholds under which such services would be considered pre-approved. To the extent management requests services other than these pre-approved services, or beyond the dollar thresholds, our Audit Committee must specifically approve the services. Further, under our fee policy, our independent registered public accounting firm may not perform the non-audit services identified by the SEC as prohibited. Our fee policy requires management to provide to our Audit Committee on a quarterly basis a summary of all services performed by the independent registered public accounting firm.

Directors’ Recommendation

The Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2014.

CORPORATE GOVERNANCE AT FIRST MIDWEST

Our Board of Directors is committed to maintaining strong corporate governance principles and practices. If you would like additional information about our corporate governance practices, you may view the following documents on our website at www.firstmidwest.com/corporategovernance or request them in print by sending a written request to the Corporate Secretary at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143:

•                   Corporate Governance Guidelines;

•                   Code of Ethics and Standards of Conduct (applicable to all directors, officers and employees);

•                   Code of Ethics for Senior Financial Officers;

•                   Audit Committee Charter;

•                   Compensation Committee Charter;

•                   Nominating and Corporate Governance Committee Charter; and

•                   Related Person Transaction Policies and Procedures.

Corporate Governance Guidelines and Committee Charters

The Corporate Governance Guidelines and the charters of the Audit, Compensation and Nominating and Corporate Governance Committees of our Board of Directors describe our corporate governance practices. The Corporate Governance Guidelines and charters are intended to ensure that our Board of Directors has practices in place relating to oversight of management and various components of our business operations and to make decisions that are independent of management.

Code of Ethics and Standards of Conduct and Code of Ethics for Senior Financial Officers

We have adopted a Code of Ethics and Standards of Conduct, which applies to all of our directors, officers and employees, as well as a Code of Ethics for Senior Financial Officers, which applies to our senior financial officers. Our Code of Ethics and Standards of Conduct meets the requirements of a

“code of ethics” as defined by applicable SEC rules, and also meets the requirements of a “code of conduct” under the applicable NASDAQ rules. Annually, all employees are required to certify that they have reviewed and are familiar with the Code of Ethics and Standards of Conduct, and all officers are required to certify compliance with the Code. Waivers of the Code of Ethics and Standards of Conduct for executive officers are required to be disclosed to the Chair of the Nominating and Corporate Governance Committee of the Board.

Board Leadership and Structure

As provided in the Corporate Governance Guidelines, our Board of Directors does not have a fixed policy regarding the separation of the offices of Chairman and Chief Executive Officer and believes that it should maintain the flexibility to select the Chairman and its Board leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders.

The position of Chairman of the Board is held by Robert P. O’Meara and the position of President and Chief Executive Officer is held by Michael L. Scudder. The Board of Directors believes that, at this time, the separation of the offices of Chairman of the Board and of President and Chief Executive Officer is appropriate for the Company. This separation presently allows Mr. Scudder to focus on his responsibilities of running the day-to-day affairs of the Company, enhancing stockholder value and expanding and strengthening the Company’s business. Concurrently, Mr. O’Meara, as Chairman of the Board, can focus on leadership for the Board as it provides advice to and independent oversight of management. As the independent Chairman, Mr. O’Meara also serves as the presiding director of the Board.

Risk Oversight

Risk is inherent with every business and we face a number of risks, including, for example, credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, cyber risk and reputation risk. Management is responsible for the day-to-day management of the risks the Company faces, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes, policies and levels designed and implemented by management are appropriate and functioning as designed.

The Board of Directors performs its risk oversight function primarily through its committees and the operation of the Bank’s Board of Directors, as well as reports directly from the President and Chief Executive Officer and other members of management regarding the Company’s risk management functions. In addition, the Chairman of the Board meets regularly with the President and Chief Executive Officer to discuss strategy and risks facing the Company. Key members of senior management attend Board meetings and are available to address any questions or concerns raised by the Board of Directors.

Meetings

Our Board of Directors holds regularly scheduled quarterly meetings and special meetings as needed. In 2013, the Board held four regularly scheduled meetings and no special meetings. Our directors also communicate with each other between meetings. In addition, outside of its regular meetings, the Board of Directors devotes additional time to presentations and discussions with senior management about the Company’s long-term strategy, corporate objectives and initiatives and financial operating plans, which are then discussed further at the Board’s quarterly meetings.

We expect our directors to attend all Board and committee meetings for those committees on which they serve. Directors are also expected to attend each annual meeting of stockholders. All of our current directors, including the current nominees for director, attended last year’s annual stockholders meeting. Each director attended at least 75% of the total number of meetings of the Board of Directors and Board committees on which he or she served during 2013, with the exception of Mr. Chlebowski who attended 69% of the meetings. Mr. Chlebowski was unable to attend our Board and Audit Committee meetings held on August 20 and 21, 2013 because he was evacuated from his home due to the imminent threat of harm caused by the wildfires that occurred in the western United States last year. Had Mr. Chlebowski been able to attend the Board of Directors and Audit Committee meetings in August, he would have satisfied the 75% attendance threshold. In his seven years of service as a director of our Company, Mr. Chlebowski has attended at least 75% of the total number of meetings of the Board and Board committees on which he served each year.

Board Committees

Our Board of Directors has three standing committees, our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each standing committee has a written charter and the Board of Directors has determined that each of the members of our standing committees is “independent” under the provisions of our Corporate Governance Guidelines and the NASDAQ rules. The Board has also established an Advisory Committee for the purpose of providing general advice to management with respect to general business matters as needed between regular meetings of the Board.

Under our Corporate Governance Guidelines, the members of each Board committee (including each committee chair) are appointed by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee, and a member may only serve as the chair of one committee of the Board at any given time. The table below provides membership and meeting information for each Board committee for the 2013 fiscal year.

Name	Advisory	Audit	Compensation	Nominating and Corporate Governance

Boigegrain, Barbara A.			X
Chlebowski Jr., John F.	X	X
Gaffney, Br. James	X		X	X*
Gill, Phupinder S.		X
Henseler, Peter J.			X
McDonnell, Patrick J.	X	X*		X
O’Meara, Robert P.	X*
Rudnick, Ellen A.	X	X		X
Scudder, Michael L.	X
Small, Michael J.		X		X
Sterling, John L.			X
Vanderwoude, J. Stephen	X		X*	X
Total committee meetings in fiscal year 2013	4	8	6	4

*                 Designates Chair of this Committee.

Below is a brief description of each standing committee of our Board of Directors as well as our Advisory Committee. Each standing committee has the authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities. The charter of each standing committee describes the specific responsibilities and functions of such committee. You may view a current copy of each charter by visiting our website at www.firstmidwest.com/corporategovernance.

Advisory Committee.  The primary responsibility of the Advisory Committee is to advise and consult with management with respect to general business matters as needed between regular meetings of the Board of Directors.

Audit Committee.  The responsibilities of the Audit Committee include, among others:

•     Retention and termination of our independent registered public accounting firm and pre-approve all services performed by this firm.

•     Oversight of the external reporting process and the adequacy of the Company’s internal controls.

•     Oversight of the scope of the audit activities of the independent registered public accounting firm and the Company’s internal auditors.

•     Oversight of the process for determining the independence of the independent registered public accounting firm.

•     Oversight of the procedures for the receipt, retention and resolution of complaints regarding accounting, internal controls or auditing matters.

Compensation Committee. Our Compensation Committee reviews and evaluates our general compensation philosophy and oversees the development, implementation and any revision to our compensation policies and programs. The responsibilities of the Compensation Committee include, among others:

•     Review and approve the Company’s general compensation philosophy.

•     Oversee the development and implementation of our compensation policies and programs.

•     Recommend to our Board of Directors goals and objectives relating to the compensation of our Chief Executive Officer.

•     Assist our Board of Directors in evaluating our Chief Executive Officer and recommending to our Board the Chief Executive Officer’s compensation.

•     Review and recommend to our Board of Directors the annual compensation of senior management.

•     Oversee the Company’s health and welfare programs.

•     Oversee the Company’s retirement plans.

•     Review and monitor the Company’s incentive and other compensation programs.

•     Administer our Omnibus Stock and Incentive Plan and Non-employee Directors Stock Plan.

Nominating and Corporate Governance Committee. The responsibilities of the Nominating and Corporate Governance Committee include, among others:

•     Recommend to the Board of Directors the director nominees for election at any meeting of stockholders at which directors are elected.

•     Identify, interview and recruit individuals for Board membership.

•     Oversee matters of corporate governance, including reviewing the Company’s Corporate Governance Guidelines and Code of Ethics and Standards of Conduct.

•     Advise the Board of Directors on Board and committee organization, membership, function, performance and effectiveness.

•     Review director independence standards and qualifications and make recommendations to the Board of Directors with respect to the determination of the independence and qualifications of directors.

•     Review stockholder proposals and consider responses or actions regarding such proposals.

Related Person Transactions

We maintain a written policy for reviewing, approving and monitoring transactions involving the Company and related persons (generally, directors and executive officers or their immediate family members, or stockholders owning 5% or more of our Common Stock).

Our Nominating and Corporate Governance Committee is responsible for reviewing and approving (or ratifying) all transactions with related persons. The Nominating and Corporate Governance Committee will take into account all relevant factors in its analysis, including whether the transaction is on terms comparable to those available to third parties. The Nominating and Corporate Governance Committee will also determine whether any transaction with a related person impairs the independence of a director, or presents a conflict of interest on the part of a director or executive officer. The Chair of the Nominating and Corporate Governance Committee may pre-approve or ratify any transaction with a related person involving an amount up to $500,000. The policy also provides that transactions involving competitive bids, the rendering of services by a regulated entity and certain ordinary course banking transactions will be deemed to be pre-approved by the Nominating and Corporate Governance Committee.

During 2013, the Company and First Midwest Bank engaged in transactions in the ordinary course of business with some of our executive officers, directors and entities with which they are associated. All loans, loan commitments and other banking services in connection with these transactions were in the ordinary course of business, on substantially the same terms, including current interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to the Company and did not involve more than the normal risk of collectibility or present other unfavorable features.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee has served as one of our executive officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has an executive officer serving on our Board of Directors or our Compensation Committee.

Stockholder Communication with Directors

Stockholders may contact an individual director, the Board of Directors as a group or a specific Board committee or group, including our independent directors as a group, by submitting written correspondence to First Midwest Bancorp, Inc., Attn: Board of Directors, One Pierce Place, Suite 1500, Itasca, Illinois 60143. Each communication should specify the applicable addressee(s) to be contacted as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee(s). Communications also may be referred to other departments within the Company. The Company generally will not forward to the directors a stockholder communication that involves routine business matters of the Company or the Bank, an irrelevant topic or general information about the Company. Matters regarding accounting or auditing matters should be reported in writing to the Board’s Audit Committee Chair or the Company’s Chief Risk Officer at First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL

STOCKHOLDERS, DIRECTORS, AND MANAGEMENT

The following table sets forth, as of March 1, 2014, information about the beneficial ownership of our Common Stock by all directors, our named executive officers and our directors and all executive officers as a group. Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to applicable community property laws that may apply to create shared voting and investment power. Unless indicated in the notes, the address of each beneficial owner is c/o First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, Itasca, Illinois 60143.

We calculated the percent of class based on approximately 75,347,000 shares of Common Stock outstanding on March 1, 2014. We also include shares subject to options that are currently exercisable or will become exercisable within 60 days of March 1, 2014. Those shares are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial Owner	Number of Shares / Units (1)(2)(3)(4)		Percent of Class

Directors
Barbara A. Boigegrain	23,800		*
John F. Chlebowski, Jr.	27,979		*
Br. James Gaffney	12,419	(5)	*
Phupinder S. Gill	26,356		*
Peter J. Henseler	14,164		*
Patrick J. McDonnell	39,214		*
Robert P. O’Meara	535,979		*
Ellen A. Rudnick	37,046		*
Michael L. Scudder	362,120		*
Michael J. Small	20,129		*
John L. Sterling	123,882		*
J. Stephen Vanderwoude	86,008		*
Named Executive Officers (other than Mr. Scudder)			*
Mark G. Sander	175,665		*
Paul F. Clemens	101,954		*
Victor P. Carapella	217,746		*
Thomas M. Prame	33,211		*

All directors and executive officers (including named executive officers) as a group

(24 persons)	2,292,612	(6)	3.03%

*         Less than 1%

(1)      Includes the following shares of Common Stock subject to options exercisable within 60 days after March 1, 2014: John F. Chlebowski, Jr., 6,586 shares; Br. James Gaffney, 12,321 shares; Patrick J. McDonnell, 12,321 shares; Robert P. O’Meara, 11,962 shares; Ellen A. Rudnick, 10,653 shares; John L. Sterling, 12,321 shares; J. Stephen Vanderwoude, 12,321 shares; Michael L. Scudder, 82,690 shares; Mark G. Sander, 42,328 shares; Victor P. Carapella, 52,787 shares; and Paul F. Clemens, 24,746.

(2)      Some of our directors and officers have deferred cash compensation (in the form of phantom Common Stock) or stock option gains (in the form of Common Stock equivalents) under our deferred compensation plans. Some of these deferred amounts will be paid in shares of our Common Stock upon the directors’ or officers’ retirement or other termination of employment or service with the Company. The number of shares of Common Stock to which the directors and officers would be entitled had their employment or service with the Company terminated as of March 1, 2014 is as follows: Phupinder S. Gill, 11,227 shares; Peter J. Henseler, 1,152 shares; J. Stephen Vanderwoude, 18,800 shares; Michael L. Scudder, 9,070 shares; Victor P. Carapella, 49,908 shares; Paul F. Clemens, 1,902 shares; and Thomas M. Prame, 1,894 shares. The directors and officers have voting and investment power for the shares of phantom Common Stock and voting power but no dispositive power for the Common Stock equivalent shares.

(3)      Includes the following shares of Common Stock held through the Company’s 401(k) Plan: Michael L. Scudder, 7,407 shares; Mark G. Sander, 329 shares; Victor P. Carapella, 26,010 shares; Paul F. Clemens, 1,068 shares; and Thomas M. Prame, 78 shares.

(4)      Includes 2,612 shares of restricted stock subject to future vesting conditions for which the individual has voting but not dispositive power for each of Barbara A. Boigegrain, John F. Chlebowski, Jr., Phupinder S. Gill, Peter J. Henseler, Patrick J. McDonnell, Ellen A. Rudnick, Michael J. Small, John L. Sterling and J. Stephen Vanderwoude. Also includes the following shares of restricted stock subject to future vesting conditions for which the individual has voting but not dispositive power: Michael L. Scudder, 103,750 shares; Mark G. Sander, 65,233 shares; Victor P. Carapella, 29,043 restricted stock units; Paul F. Clemens, 29,957 shares; and Thomas M. Prame, 27,622 shares.

(5)      Includes 98 shares of Common Stock owned by Lewis University to which Br. James Gaffney disclaims beneficial ownership.

(6)      Includes: 68,454 shares of Common Stock held in our 401(k) Plan for the accounts of certain executive officers; 366,862 shares of restricted stock and 46,074 restricted stock units which are subject to future vesting conditions; 126,008 shares of Common Stock payable to certain directors and executive officers pursuant to our deferred compensation plans; and 417,189 shares of Common Stock subject to options exercisable within 60 days after March 1, 2014.

Other Security Ownership

The following table identifies each person known to us as of March 1, 2014 to beneficially own more than 5% of our outstanding Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	6,766,587 shares	9.0%

Wellington Management Company, LLP(2) 280 Congress Street Boston, MA 02210	5,811,550 shares	7.7%

Dimensional Fund Advisors LP(3) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	4,423,258 shares	5.9%

The Vanguard Group(4) 100 Vanguard Blvd. Malvern, PA 19355	4,380,799 shares	5.8%

(1)      This information is based solely on a Schedule 13G/A filed with the SEC on January 29, 2014 by BlackRock, Inc., which reported sole voting power as to 6,506,973 shares and sole dispositive power as to 6,766,587 shares as of December 31, 2013.

(2)      This information is based solely on a Schedule 13G/A filed with the SEC on February 14, 2014 by Wellington Management Company, LLP, which reported shared voting power as to 4,441,526 shares and shared dispositive power as to 5,811,550 shares as of December 31, 2013.

(3)      This information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2014 by Dimensional Fund Advisors LP, which reported sole voting power as to 4,277,573 shares and sole dispositive power as to 4,423,258 shares as of December 31, 2013.

(4)      This information is based solely on a Schedule 13G filed with the SEC on February 12, 2014 by The Vanguard Group, which reported sole voting power as to 115,836 shares, sole dispositive power as to 4,271,363 and shared dispositive power as to 109,436 shares as of December 31, 2013.

DIRECTOR COMPENSATION

We use a combination of cash and equity-based compensation to help attract and retain qualified candidates to serve on our Board of Directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties and comparative data regarding director compensation of our peers. Michael L. Scudder (our President and Chief Executive Officer) does not receive compensation for serving as a member of the Board. In addition, Br. James Gaffney has elected not to receive either the cash or equity component of his director compensation. The following summarizes our annual compensation for non-employee directors for the 2013 fiscal year:

2013 Cash Component(1)		2013 Equity Component(2)
Description	Amount

An annual fixed retainer for each non-employee director	$40,000

The aggregate dollar value of the equity component of annual non-employee director compensation was based on $42,000 for each director. These awards were calculated by taking that dollar value and then dividing by $12.84, the average of the high and low price of our Common Stock on the date of grant in 2013 as reported by the NASDAQ Stock Market. These awards were issued under the First Midwest Bancorp, Inc. Amended and Restated Directors Stock Plan. Director equity awards are generally issued on the day of our Board meeting held in February. This equity component consists of restricted Common Stock that has a one-year vesting requirement.

An additional annual fixed retainer for the Committee Chairs (excluding the Advisory Committee Chair)	$10,000

An additional annual fixed retainer for each member of the Audit Committee (excluding Audit Committee Chair)	$4,000

An additional annual fixed retainer for the Board Chair	$100,000

(1)                              Each annual cash retainer is paid in equal quarterly installments in arrears. Payment of each annual retainer is contingent upon the director’s service during the preceding quarter. We do not pay separate fees for attendance at Board or Board committee meetings. We also reimburse our directors for their reasonable Board and committee attendance-related expenses.

(2)                              These awards are recommended by the Compensation Committee and authorized by the Board of Directors. Since May of 2008, non-employee director equity awards have been in the form of shares of restricted stock. Prior to that time, the awards were made in the form of non-qualified stock options.

2013 Equity Compensation

Barbara A. Boigegrain, John F. Chlebowski, Jr., Phupinder S. Gill, Peter J. Henseler, Patrick J. McDonnell, Ellen A. Rudnick, Michael J. Small, John L. Sterling and J. Stephen Vanderwoude each received a full equity award in 2013 of 3,271 shares. Restricted stock awards have a vesting period of one year from the date of grant and are nontransferable prior to vesting except in certain limited circumstances. In the event of a change-in-control, as defined in the Amended and Restated First Midwest Bancorp, Inc. Directors Stock Plan, all unvested shares of restricted stock will vest in full, the restrictions will lapse and the shares will be freely transferable. Beginning in 2012, Robert P. O’Meara receives a cash payment of $42,000 in lieu of the equity component of his director compensation in light of his significant holdings of our Common Stock. As previously indicated, Br. James Gaffney has elected not to receive a director restricted stock award.

The following table and explanatory footnotes provide information with regard to the cash and restricted stock grants issued to each non-employee director during 2013.

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)
Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)		Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value(4) and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(5) ($)		Total ($)

Barbara A. Boigegrain	$40,000	$42,000		—	—	$—	$2,000		$84,000
John F. Chlebowski, Jr.	44,000	42,000		—	—	—	—		86,000
Br. James Gaffney(6)	—	—		—	—	—	—		—
Phupinder S. Gill	44,000	42,000		—	—	904	—		86,904
Peter J. Henseler	40,000	42,000		—	—	1,596	—		83,596
Patrick J. McDonnell	50,000	42,000		—	—	—	—		92,000
Robert P. O’Meara	186,000	—	(7)	—	—	5,708	9,445	(8)	201,153
Ellen A. Rudnick	44,000	42,000		—	—	—	2,500		88,500
Michael J. Small	44,000	42,000		—	—	—	—		86,000
John L. Sterling	40,000	42,000		—	—	—	—		82,000
J. Stephen Vanderwoude	50,000	42,000		—	—	1,855	—		93,855

(1)        Includes amounts deferred at the election of the directors pursuant to our Deferred Compensation Plan.

(2)        The aggregate number of shares of restricted stock issued by the Company to each non-employee director during the 2013 fiscal year is as follows: 3,271 shares to Barbara A. Boigegrain, John F. Chlebowski, Jr., Phupinder S. Gill, Peter J. Henseler, Patrick J. McDonnell, Ellen A. Rudnick, Michael J. Small, John L. Sterling and J. Stephen Vanderwoude. The amounts in column (c) reflect the aggregate grant-date fair value of stock awards granted in 2013 to each named non-employee director in accordance with the accounting guidance for share-based compensation.

(3)        The aggregate number of unexercised stock options outstanding as of March 1, 2014 issued to non-employee directors is as follows: John F. Chlebowski, Jr., 6,586; Br. James Gaffney, 12,321; Patrick J. McDonnell, 12,321; Robert P. O’Meara, 11,962; Ellen A. Rudnick, 10,653; John L. Sterling, 12,321; and J. Stephen Vanderwoude, 12,321.

(4)        The Company does not maintain a non-equity incentive plan or pension plan for directors.

(5)        The amounts in column (g) for Barbara A. Boigegrain and Ellen A. Rudnick represent the amounts paid under our matching gift donation program to eligible educational institutions designated by the applicable director.

(6)        Br. James Gaffney has elected not to receive any compensation for his service on the Board of Directors.

(7)        Robert P. O’Meara receives a cash payment of $42,000 in lieu of the equity component of his director compensation because of his significant existing holdings of our Common Stock. Included in Mr. O’Meara’s director compensation are director fees paid to him as a non-employee director of First Midwest Bank.

(8)        The amount in column (g) for Robert P. O’Meara includes payments made on his behalf under a Retirement and Consulting Agreement between the Company and Mr. O’Meara. Under this agreement Mr. O’Meara also pays 17% of the premium for health coverage under the Company’s group health program for retirees and the Company pays the balance.

Director Stock Ownership Guidelines

We believe that each director should have an important personal investment in the Company. Directors are encouraged to own Common Stock equal in value to five times their annual cash retainer and to acquire and maintain this share ownership threshold within five years of joining the Board of Directors.

All of our directors own a sufficient number of shares of Common Stock, including restricted stock, under our stock ownership guidelines.

Deferred Compensation Plan for Non-Employee Directors

Our Deferred Compensation Plan allows non-employee directors to defer receipt of either 50% or 100% of any director fees and retainers. Deferral elections are made in December of each year for amounts to be earned in the following year. Accounts are deemed to be invested in separate investment accounts under the plan, with the various investment alternatives available under our Deferred Compensation Plan, including an investment account for shares of our Common Stock.

Directors are able to modify their investment elections at any time. Deferred director fees and retainers are payable at the director’s election, either as a lump sum or in installments over a period not to exceed fifteen years. Payments under the Deferred Compensation Plan begin at the date specified by the director or upon cessation of service as a director.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information and perspective regarding our executive compensation program and decisions for our executive officers generally and, more specifically, for our named executive officers identified below.

Name	Title

Michael L. Scudder	President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of First Midwest Bank

Mark G. Sander	Senior Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of First Midwest Bank

Paul F. Clemens	Executive Vice President and Chief Financial Officer of the Company and First Midwest Bank

Victor P. Carapella	Executive Vice President and Director of Commercial Banking of First Midwest Bank

Thomas M. Prame	Executive Vice President and Director of Retail Banking of First Midwest Bank

Executive Summary

We believe it is important to incent and reward our executives for corporate and individual performance, with a clear emphasis on corporate performance. We maintain a pay-for-performance environment with an executive compensation program that includes both short and long term performance-based awards and a significant equity component. Our executive compensation program is designed to encourage the achievement of corporate financial objectives that create value for our stockholders, align the interests of our executives with our stockholders, provide a retention effect for our executives and advance the value of our Common Stock. Our Compensation Committee also annually reviews the risks and rewards associated with each element of our executive compensation program to assure that the program does not encourage our executive officers to take excessive risks to enhance their compensation.

Since 2008, the Company and the banking industry in general have been navigating some of the most severe economic conditions in recent times. During 2013, we believe management continued to lead the Company effectively through the challenges and complexities of our economy and the bank regulatory environment, which allowed the Company to post solid corporate financial results and continue the Company’s momentum of growing and diversifying our loans, increase fee income and significantly improve asset quality. In making compensation decisions, the Compensation Committee considered the following accomplishments in 2013, among others:

•     Increase in the price of our Common Stock over 40% between December 31, 2012 and December 31, 2013.

•     Increased dividends per share to $0.07, or 600%, from 2012 levels.

•     Achieved full-year 2013 earnings of $78.2 million.

•     Recorded a one-time gain of $34 million on the successful sale of an investment security.

•     Increased fee income by 9.2% in 2013 compared to 2012.

•     Decreased noninterest expense by 4.0% in 2013 compared to 2012.

•     Grew total loans (excluding covered loans) by $390.3 million, or 7.5%, from December 31, 2012.

•     Achieved corporate loan growth of 7.9% in 2013, including a 12.2% increase in our commercial and industrial loan portfolio.

•     Reduced total nonperforming assets by 14.5% at December 31, 2013 compared to December 31, 2012.

•     Recorded net loan charge-offs (excluding net covered loan charge-offs) of $25.6 million in 2013, representing an 85% improvement over 2012 and the lowest charge-off level at the Company in over five years.

•     Grew Tier 1 common capital to risk-weighted assets to 10.37% at December 31, 2013, representing an 11.1% increase from December 31, 2012.

•     Maintained regulatory capital ratios significantly above the minimums for “well capitalized” institutions.

Our Compensation Philosophy

Our Compensation Committee has designed a compensation program that promotes a pay-for-performance environment which encourages and rewards our short term and long term financial success and the achievement of our strategic priorities and which builds value for our stockholders. As such, a significant portion of the compensation of our named executive officers is at-risk compensation based on the attainment of pre-determined performance goals monitored quarterly by the Compensation Committee and the value of our Common Stock. The significant equity component of compensation also encourages our named executive officers to take actions in an effort to increase the value of our stock, as the value of their equity awards increases with the value of our stock. Our Compensation Committee also believes that our compensation program must be market competitive to attract and retain executives who can successfully manage and grow our business. Adherence to this philosophy forms the overall premise for our executive compensation program and is based on the compensation principles set forth below.

Executive compensation should be performance-based and reward achievement of corporate objectives. Our compensation program for our named executive officers (and our other executive officers) should motivate and reward superior performance. Our executive compensation program should be weighted toward achievement of corporate financial metrics that further our strategic priorities and enhance stockholder value.

A significant portion of executive compensation should be in the form of equity awards that encourage long-term value creation for stockholders. Equity compensation tied to long-term performance further aligns senior management and stockholder interests. Equity compensation also focuses management on long-term value creation rather than taking risks to increase short term compensation.

Executive compensation should reflect an appropriate balance between fixed, incentive and equity compensation. Our Compensation Committee believes that executive compensation should be comprised of base salary, incentive compensation (both cash and stock) and long-term equity. This composition results in appropriate levels of fixed and incentive compensation and encourages achievement of short term and long-term performance metrics.

Executive compensation should be market-competitive. Vital to our continued success and growth is an experienced and dedicated management team. All elements of our compensation program should be competitive within the markets that we compete for talent. Our Compensation Committee strives to provide compensation at levels that will enable us to attract and retain qualified, committed and high-performing executives who are able to successfully manage our Company now and as it grows.

Executive compensation should have a retention effect. Our executive compensation program should be structured to enable us to retain high-performing executives and avoid unwanted management turnover. A significant portion of our compensation consists of long-term equity compensation that has multi-year vesting periods of up to five years.

Executive compensation should not encourage excessive risk-taking. Our Compensation Committee annually reviews the risks and rewards associated with our compensation program to assure our program appropriately incents our named executive officers to attain corporate financial objectives without encouraging excessive risk-taking.

Additional Compensation Considerations

Our Compensation Committee utilizes compensation practices consistent with our compensation philosophy. In addition, the Compensation Committee considers various corporate governance practices when making executive compensation decisions, including the following:

•      Stockholder Say-on-Pay Vote in 2013. Our Compensation Committee reviews the annual advisory vote on executive compensation when designing our executive compensation program and setting executive compensation levels. With respect to compensation decisions in 2013 (and in 2014), the Compensation Committee considered the say-on-pay approval by 88% of the votes cast by stockholders at our 2012 annual meeting and by 92% of the votes cast by stockholders at the 2013 annual meeting. The Compensation Committee believes that these vote results confirmed our approach to executive compensation. Our Compensation Committee intends to consider the results from this year, and future advisory votes, on the design and amounts provided under our executive compensation program.

•      Continued Emphasis on Linking Pay with Performance. Performance-based cash and equity awards constitute a significant portion of the compensation package of our named executive officers. In 2013, we increased the percentage of our Chief Executive Officer’s and Chief Operating Officer’s compensation comprised of performance-based equity awards and decreased the percentage comprised of service-based equity awards. Approximately, two-thirds of the compensation paid to our Chief Executive Officer and our Chief Operating Officer (excluding retirement benefits) for 2013 was, and opportunities for 2014 are, performance-based or tied to the value of our Common Stock.

•      Continued Use of Total Stockholder Return as External Metric. We believe it is desirable to use both external and internal metrics to measure our corporate performance. For the performance share awards that we granted in 2013 (and again in 2014), we used relative total stockholder return as the external metric to determine if these awards will be earned during the three-year performance period. To balance risk and enhance retention, a two-year vesting period follows the three-year performance period.

•      No Dividends Paid on Equity Awards Prior to Vesting. We do not pay dividends on any performance shares or restricted stock awards to our named executive officers before the awards have been earned and vested.

•      Anti-Pledging and Anti-Hedging Policy. We have a policy that prohibits our employees, including our named executive officers, from pledging, hedging or selling short shares of our Common Stock.

•      Stock Ownership Guidelines. We maintain robust stock ownership guidelines for our named executive officers to further align the interests of our named executive officers and our stockholders.

•      Independent Compensation Consultant. Our Compensation Committee meets with and regularly obtains advice from an independent compensation consultant on our executive compensation program.

•      No Walk-Away Right Upon a Change-in-Control. We eliminated the “single trigger” provisions in the employment agreements with our named executive officers that allowed the executive to resign for any reason within a certain time period following a change-in-control of the Company and receive severance benefits based on a change-in-control event. Our employment agreements with our named executive officers include a “double trigger” provision that requires an involuntary termination of the named executive officer’s employment (including a resignation for good reason) following a change-in-control before the executive is entitled to receive enhanced severance benefits.

•      No Tax Gross-ups. Our employment agreements with our named executive officers were amended in 2012 and do not require the Company to pay the executive a tax gross-up in the event the officer incurs an excise tax from severance benefits paid following a change-in-control.

•      Clawback of Compensation. We have clawback provisions in the employment agreements with our named executive officers that allow us to recover cash bonuses and other incentive compensation under certain circumstances.

•      Compensation Risk Assessment. Our Compensation Committee conducts an annual risk assessment of our executive compensation program to confirm that our program does not encourage our named executive officers to take excessive risks to enhance their compensation.

Compensation Procedures

Role of Management.  In February of each year, Mr. Scudder makes recommendations to the Compensation Committee with respect to the base salaries for that year of the executive officers who report to him and to Mr. Sander. Mr. Scudder and Mr. Sander also review annually the performance of their respective direct reports and determine their individual performance ratings for a particular year. Our Compensation Committee reviews our Chief Executive Officer’s performance and determines his base salary and individual performance rating. The individual performance ratings impact the amount of short term incentive compensation earned by, and the service-based restricted stock granted to, the executive officers. The remaining elements of our executive compensation program are set by the Compensation Committee.

Role of the Compensation Committee.  Each year, our Compensation Committee reviews and approves the compensation philosophy of the Company. The Compensation Committee also reviews and approves each year, subject to the approval of our Board of Directors, the principal elements of the compensation of our Chief Executive Officer, the other named executive officers and the executive officers who report to our Chief Executive Officer and our Chief Operating Officer. Our Compensation Committee considers the recommendations of our Chief Executive Officer when determining the base salary, short term incentive compensation and equity awards for our named executive officers other than himself. In determining executive compensation, our Compensation Committee considers information from the Committee’s compensation consultant, management and publicly-available information about the companies in our peer group.

Role of Compensation Consultant.  The Compensation Committee has retained Deloitte Consulting LLP to serve as its compensation consultant. Deloitte Consulting assists the Compensation Committee with executive compensation program design, ongoing review of our executive compensation program, guidance relating to the mix of cash, equity and incentive compensation as well as the amounts of these elements of compensation to be paid to our executive officers, analysis of market practices for companies in our industry and of our size, assessment of the market competitiveness of our executive compensation program, say-on-pay review and peer group composition. Deloitte Consulting participates in Compensation Committee meetings on request and attended three meetings in 2013.

Deloitte Consulting reports directly to the Compensation Committee, and the Committee must approve all services performed by Deloitte. The Compensation Committee has assessed the independence of Deloitte Consulting and has concluded that Deloitte Consulting is independent under applicable NASDAQ requirements.

How We Measure Company Performance

With respect to the annual cash incentive compensation component of our executive compensation program, early in each year, our Compensation Committee establishes and the Board of Directors approves corporate-wide financial targets against which actual performance of the Company is measured for that year. The dominant metric has historically been earnings driven and, in 2013, core net income was weighted at 75% of the short term award opportunity. The remaining portion of the 2013 short term award opportunity was tied to asset quality. Payouts of short term compensation are made only if minimum financial performance is attained, as certified by the Compensation Committee, and are based on the degree to which the performance metrics are achieved regardless of individual performance.

For the performance share component of our executive compensation program in 2013 (2013-2015 performance period), our Compensation Committee selected, and our Board of Directors approved, an external metric (relative total stockholder return) and an internal metric (core return on average tangible common equity) and weighted these metrics equally. With regard to the external metric, the Company’s total stockholder return during a three-year performance period will be compared to total stockholder returns of our peer group for the same period. With respect to the internal metric, the

Company’s core return on average tangible common equity for a three-year performance period will be measured against predetermined tangible common equity levels for the same period. Performance shares may be earned based on the level that the metrics are achieved, as approved by the Compensation Committee and the Board of Directors, and if earned, the shares will vest in full following an additional two-year vesting period.

The Compensation Committee must certify the level of achievement of the performance goals for both annual cash incentive compensation and performance shares before awards may be earned.

Peer Group

Our Compensation Committee reviews publicly-available information about a group of regional banking companies whose size and business lines are generally similar to ours and uses this information as a reference point when evaluating the elements and amounts of the compensation paid to our Chief Executive Officer and our other named executive officers. We refer to these institutions as our peer group. The Committee does not, however, establish the compensation of our named executive officers using direct comparisons to our peer group but instead uses peer group data as a competitive market check on named executive officer compensation. The Committee uses peer group data as one of several factors in setting the compensation of our Chief Executive Officer and other named executive officers.

Our peer group is developed with input from Deloitte Consulting and management, and is approved annually by the Compensation Committee. The peer group may be changed from year to year when a company in the peer group has been acquired or if a company’s size or other factors have changed such that the Compensation Committee believes that a particular company no longer continues to be representative of the peer group.

For 2013, our peer group consisted of the following 19 companies:

Name of Institution	Asset Size as of 12/31/2013 (Dollars in Billions)	Location

1st Source Corporation	$4.7	South Bend, IN
Chemical Financial Corporation	6.2	Midland, MI
First Commonwealth Financial Corporation	6.2	Indiana, PA
FirstMerit Corporation (1)	23.9	Akron, OH
MB Financial, Inc.	9.6	Chicago, IL
Old National Bancorp	9.6	Evansville, IN
Pinnacle Financial Partners, Inc.	5.6	Nashville, TN
PrivateBancorp, Inc.	14.1	Chicago, IL
Provident Financial Services	7.5	Jersey City, NJ
Sterling Financial Corporation (2)	10.3	Spokane, WA
Susquehanna Bancshares, Inc. (1)	18.5	Lititz, PA
Taylor Capital Group (2)	5.7	Rosemont, IL
Texas Capital Bancshares Inc.	11.7	Dallas, TX
Trustmark Corporation	11.8	Jackson, MS
UMB Financial Corporation	16.9	Kansas City, MO
Umpqua Holdings Corporation	11.6	Portland, OR
Valley National Bancorp	16.2	Wayne, NJ
WesBanco Inc.	6.1	Wheeling, WV
Wintrust Financial Corporation	18.1	Rosemont, IL

(1)      Removed from our 2014 peer group due to asset size.

(2)      Removed from our 2014 peer group due to pending acquisition.

In 2014, management recommended and Deloitte Consulting concurred that our peer group should be modified. In addition to the deletions from our peer group noted above that would have resulted in a peer group of 15 companies, the Compensation Committee, at its February 2014 meeting, approved the following additions to our peer group so that our peer group would consist of 21 companies for 2014:

Name of Institution	Asset Size as of 12/31/2013 (Dollars in Billions)	Location

Community Bank System, Inc.	$7.1	De Witt, NY
First Financial Bancorp	6.4	Cincinnati, OH
First Merchants Corporation	5.3	Muncie, IN
F.N.B. Corporation	13.6	Hermitage, PA
Park National Corporation	6.6	Newark, OH
United Bankshares, Inc.	8.7	Charleston, WV

How We Measure Individual Performance

A portion of the short term cash incentive compensation awards that may be earned by our named executive officers is tied to each officer’s individual performance rating for the year. In addition, the number of shares of service-based restricted stock awarded in a given year is based on a percentage of the named executive officer’s base salary and his or her individual performance rating.

The determination of a named executive officer’s individual performance rating is based on a review of actions taken or results achieved by the executive and how these actions and results impacted overall corporate performance and achievement of the corporate financial metrics under our short term incentive compensation and performance share programs. A subjective assessment of an executive officer’s leadership and contributions to the Company also may be factors in his or her individual performance rating. Our Compensation Committee determines Mr. Scudder’s individual performance rating, which is approved by our Board of Directors. Mr. Scudder and Mr. Sander determine the individual performance ratings of their respective direct reports.

For 2013, the individual performance ratings of our named executive officers were based substantially on the following:

Michael L. Scudder – Led and carried out the overall management of the Company, including achieving core net income and other financial objectives and executing the Company’s strategies for the year; and oversaw the execution of the Company’s long-term goals and strategies, financial and capital plans and management development.

Mark G. Sander – Led the overall management of First Midwest Bank; oversaw initiatives to continue to grow and diversify our loan portfolio and increase fee income; and oversaw credit activities and administration.

Victor P. Carapella – Managed the overall commercial sales activity and corporate loan portfolio of First Midwest Bank; developed and implemented loan strategies, plans and programs to grow and diversify our loan portfolio; coordinated lending officer recruitment and development; and oversaw administration of the Company’s loan polices in conjunction with the Chief Credit Officer.

Paul F. Clemens – Managed the Company’s financial accounting, reporting and controls as well as the budgeting process of the Company; oversaw the Company’s financial management and forecasting process; and assumed greater responsibility over our treasury function.

Thomas M. Prame – Managed the retail banking operations of First Midwest Bank; oversaw the increase in retail lending activity and fee income; oversaw our 90 branch locations and our approximately 950 retail employees.

Internal Pay Considerations

Our Compensation Committee believes that our executive compensation programs must be internally consistent and equitable in order for the Company to be able to attract and retain the executive officers necessary to achieve our business and financial objectives and to create a cohesive team atmosphere within the Company. As such, the Committee reviews total compensation and various elements of compensation paid to our Chief Executive Officer in relation to our Chief Operating Officer and to our named executive officers as a group (other than our Chief Executive Officer), as well as the median of the relationship of CEO compensation to executive officers within our peer group. The Committee uses this information as one of several points of reference in its compensation decisions.

Compensation Actions in 2014

As part of our ongoing review of compensation practices, we determined earlier this year to amend our Omnibus Stock and Incentive Plan to expressly provide as follows, which consist of practices the Compensation Committee has historically utilized:

Share Recycling.  Our Omnibus Stock and Incentive Plan now provides that the recycling of shares tendered in payment of an option exercise price or the recycling of shares withheld to satisfy tax withholding obligations are not permitted and will not be available for future awards under the plan.  Awards under the plan that lapse or are forfeited would be unaffected by the amendment and may be added back to the plan and available for future awards.

Vesting Period.  Our Omnibus Stock and Incentive Plan now provides that awards of stock options, stock appreciation rights and restricted stock must provide for a period of not less than three years for full vesting to occur, subject to certain limited exceptions and acceleration as set forth in the plan. Our performance share awards have three-year performance periods and, if earned, are followed by two-year full vesting periods. Our restricted stock awards have full vesting periods of three years.

Underwater Stock Options.  Our Omnibus Stock and Plan has historically prohibited repricing of stock options and stock appreciation rights without stockholder approval. The plan also now prohibits cash buyouts of underwater stock options or exchanges of underwater stock options with new options having a lower exercise price without stockholder approval. We never have completed repricing of stock option or stock appreciation rights, or cash buyouts or exchanges of underwater stock options, without stockholder approval.

Principal Elements of our Executive Compensation Program in 2013

The Compensation Committee approves, subject to approval by our full Board of Directors, the compensation of our Chief Executive Officer and other named executive officers each year. In determining the compensation of our named executive officers other than our Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. Compensation is determined based on a consideration of each named executive officer’s individual performance, overall performance relative to strategic, financial and leadership objectives, market factors and our views regarding a named executive officer’s scope of job responsibilities, demonstrated leadership abilities and management experience and effectiveness. The principal elements of our executive compensation program are:

•     Base Salary

•     Performance-based Short Term Incentive Compensation

•     Performance-based Equity Awards

•     Service-Based Restricted Stock

When setting the total compensation opportunity for our named executive officers, our Compensation Committee uses data available from various sources, including peer group information, publicly available data and advice from Deloitte Consulting. We also consider other relevant factors, such as, internally-established pay ranges based on salary grades of employees.

In 2013, the percentage of total compensation paid to our named executive officers (excluding retirement benefits) was as follows:

Chief Executive Officer	Chief Operating Officer

Other NEOs (Average)

Base Salary

We pay our named executive officers a base salary as part of a competitive compensation package. Base salary is not directly subject to the achievement of any corporate or individual performance goals. In setting base salary levels, we consider the median salary paid for positions of similar responsibility at the institutions in our peer group as well as the executive’s performance and tenure in their role.

Annually, our Chief Executive Officer recommends to the Compensation Committee changes in base salaries for our named executive officers, other than himself. Chief Executive Officer pay is set directly by the Compensation Committee, and the base salaries of all named executive officers, including the Chief Executive Officer, is approved by our Board of Directors. Annual base salary changes generally become effective January 1 except for certain interim-year promotions.

Short Term Incentive Compensation

Our short term incentive compensation program constituted a substantial portion of the total compensation paid to our named executive officers in 2013. It is a performance-based program with one-year performance goals and is our vehicle for awarding annual cash bonuses to our named executive officers and other eligible employees. Executives may earn a cash bonus based on the achievement of corporate financial objectives and individual performance goals for that year. The short term incentive compensation element of our compensation program encourages our named executive officers to attain predetermined corporate financial goals that the Compensation Committee believes are consistent with the strategies established for the Company.

Cash bonus opportunities under our short term incentive program are made under our Omnibus Stock and Incentive Plan approved by our stockholders are expressed as a percentage of a named executive officer’s base salary. Threshold performance for at least one of the corporate performance metrics must be achieved in order for cash bonuses to be earned and paid under our short term incentive compensation program. Payouts are based on the level of performance for the corporate metrics established at the beginning of the fiscal year and an executive’s individual performance rating.

•     Company Performance.  Annually, the Compensation Committee selects the corporate performance metrics for the fiscal year and the weighting for the metrics selected. Awards for our named executive officers as well as our senior officers are weighted heavier toward Company financial performance as compared to individual performance.

•     Individual Performance.  Individual performance is based on achievement of objectives that were established for the named executive officer at the beginning of the year and that are specific to the individual’s responsibilities and position within the Company. An annual assessment of each named executive officer’s performance results in an individual performance rating for the officer for the year.

The allocation between Company performance and individual performance and the target award expressed as a percentage of base salary for our named executive officers in 2013 was as follows:

	Target Bonus Opportunity	Performance Weighting
Named Executive Officer	(Expressed as a Percentage of Base Salary)	Company Performance	Individual Performance

Michael L. Scudder	60%	85%	15%
Mark G. Sander	50%	70%	30%
Victor P. Carapella	40%	70%	30%
Paul F. Clemens	40%	70%	30%
Thomas M. Prame	40%	60%	40%

For the 2013 fiscal year, our short term incentive compensation program included three corporate-wide performance metrics: core net income (weighted at 75%), non-performing assets (weighted at 17%) and performing potential problem loans (weighted at 8%).

The Compensation Committee selected core net income (excluding extraordinary items such as gains or losses on securities) as the dominant performance metric because it encouraged senior management to continue to focus on our core operating performance and is frequently used to assess short term corporate performance by stockholders, the investment community generally and banking regulators. The Compensation Committee chose non-performing assets (excluding accruing troubled debt restructurings) and performing potential problem loans because of the importance and continued emphasis on asset quality at the Company.

The Compensation Committee utilized short term incentive compensation in 2013 in furtherance of the following strategic objectives:

•     Emphasize profitability of the Company.

•     Continue to profitably increase our loans and diversify our loan portfolio.

•     Grow deposits, and maintain our strong core deposit base and low cost of funds.

•     Continue to diversify our revenues by increasing fee-based revenues.

•     Continue our progress on credit remediation.

•     Control expenses while funding strategic initiatives, such as mobile banking.

•     Maintain our strong capital base.

In 2013, the calculation of the short term incentive compensation payouts allocated to Company performance for our named executive officers was determined as follows:

Metric	2013 Target	2013 Actual Performance	Payout as a Percentage of Target	Weighted Payout Percentage

Core Net Income (75%)	$68.1 million	$68.7 million	106.5%	79.9%
Non-Performing Assets (17%)	96.0 million	95.9 million	100.1%	17.0%
Performing Potential Problem Loans (8%)	160.0 million	158.8 million	102.3%	8.2%
Total Percentage Earned				105.1%

Based on the Company’s performance and individual performance rating of each named executive officer, the Compensation Committee approved the following cash bonus awards under our short term incentive compensation program for 2013:

Named Executive Officer	Annual Cash Bonus Earned	Percentage of Target Award

Michael L. Scudder	$466,927	108%
Mark G. Sander	296,397	114%
Victor P. Carapella	151,998	114%
Paul F. Clemens	159,928	110%
Thomas M. Prame	122,763	105%

Performance-Based Equity Compensation

Our Compensation Committee believes that a significant portion of each named executive officer’s compensation should be in the form of long-term equity awards, both performance-based and service-based. By doing so, we further align the interests of our senior management with our stockholders, link pay with performance and enhance the retention of our senior officers.

In 2013, our named executive officers were awarded performance shares that may be earned based on the Company’s level of performance over a three-year period. If the performance objectives are achieved, the performance shares will be earned. If earned, one-third of the performance shares will vest at the completion of the three-year performance period, one-third will vest the following year and the remaining one-third will vest in the next year, assuming continued employment with the Company during the performance period and the subsequent two-year vesting period. We accrue cash dividends that otherwise would be paid on the performance shares, but the accrued, unpaid dividends are not paid to the named executive officer unless the underlying performance shares are earned and subsequently vest.

Performance share awards are made under our Omnibus Stock and Incentive Plan approved by our stockholders and are expressed as a percentage of a participant’s base salary. The determination of the performance shares earned for each participant is based solely upon the Company achieving certain performance objectives without reference to individual performance ratings.

Based upon a consideration of peer practices and a review by the Compensation Committee’s compensation consultant, our Compensation Committee selected both external and internal performance metrics for our performance share program for the 2013-2015 performance period, with each metric weighted at 50% of the total award opportunity. For the external metric, the Compensation Committee selected total stockholder return relative to the Company’s peer group and for the internal metric, the Compensation Committee chose core return on average tangible common equity of the Company.

Our Compensation Committee selected these metrics to encourage our named executive officers to pursue corporate strategies that will enhance long term stockholder value and add to the value of our Common Stock while at the same time deploying our capital prudently. The Compensation Committee also believed that comparing our total stockholder return to that of an external metric would reward superior corporate performance relative to our peer group.

For purposes of the external metric, total stockholder return of the Company and the peer group will be calculated for the three-year performance period. Performance shares will be earned based on the total stockholder return of the Company as compared to that of the peer group. Total stockholder return is defined as price appreciation on our Common Stock and the common stock of each company in the peer group from the beginning to the end of the relevant three-year performance period, plus dividends and distributions made or declared (assuming the dividends or distributions are reinvested in our Common Stock and each peer group company’s common stock during that period), expressed as a percentage return. For the internal metric, the Company’s average core return on average tangible common equity for the three-year period will be calculated and compared to predetermined tangible common equity goals approved by the Compensation Committee.

Our Compensation Committee awarded performance shares in 2013 in furtherance of the following strategic objectives:

•     Emphasize the Company’s long term strategies and growth objectives.

•     Encourage achievement of long term business goals.

•     Create a long term focus based on sustainable results.

•     Link pay with corporate performance.

•     Provide additional stock ownership opportunities for our named executive officers, which further align the interests of our named executive officers with those of our stockholders.

•     Foster retention of our named executive officers and avoid management turnover.

In 2013, our Compensation Committee granted performance share award opportunities to our named executive officers as follows:

Named Executive Officer	Target Performance Share Award Opportunity (Expressed as a Percentage of Base Salary)	Performance Shares Awarded for 2013-2015 Performance Period (Based on Target Award Level)

Michael L. Scudder	65%	36,449
Mark G. Sander	60%	24,284
Victor P. Carapella	25%	6,486
Paul F. Clemens	25%	7,105
Thomas M. Prame	20%	4,550

Service-Based Restricted Stock Awards

In 2013, our named executive officers were awarded restricted stock or restricted stock units (depending on their age) that fully vest over a three-year period in equal installments on the second and third anniversaries of the grant date. The named executive officer must continue to be employed with the Company or one of its subsidiaries on the applicable vesting date for the award to vest. These awards were made under our Omnibus Stock and Incentive Plan approved by our stockholders.

The number of shares of restricted stock or restricted stock units awarded is determined based on a percentage of the named executive officer’s base salary, and then is adjusted upward or downward depending upon the officer’s individual performance rating for the prior fiscal year. We accrue cash dividends that otherwise would be paid on the restricted stock, but the accrued, unpaid dividends on the unvested shares are not paid to the named executive officer unless the underlying shares vest.

In 2013, our Compensation Committee granted restricted stock or restricted stock unit award opportunities to our named executive officers as follows:

Named Executive Officer	Restricted Stock/Unit Award Opportunity (Expressed as a Percentage of Base Salary)	Number of Shares of Restricted Stock/Units Granted

Michael L. Scudder	50%	33,645
Mark G. Sander	50%	22,260
Victor P. Carapella	35%	8,626
Paul F. Clemens	35%	9,947
Thomas M. Prame	35%	8,759

Retirement and Other Welfare Benefits

We provide our named executive officers with retirement, health, life and disability insurance and other welfare benefits under plans that are generally available to all employees of the Company who meet plan eligibility requirements. Our retirement plans constitute tax-qualified defined benefit and defined contribution plans and non-qualified defined contribution plans. Executive officers are eligible to participate in the qualified programs on the same basis as other employees and in the non-qualified programs on the same basis as other officers in accordance with the plans.

Upon the recommendation of management, our Compensation Committee and the Board of Directors approved amendments to our Pension Plan. The first set of amendments were adopted in 2007 and eliminated any new enrollments of employees into this plan. In 2013, upon a subsequent recommendation of management, the Compensation Committee and the Board of Directors also approved amendments, effective as of January 1, 2014, to the Company’s (i) Pension Plan to freeze future benefit accruals under this plan, (ii) Deferred Compensation Plan such that no annual pension restoration amounts will be credited to this plan on behalf of any participant, and (iii) 401(k) Plan to provide employer contributions to this plan on behalf of all eligible employees of (a) a contribution equal to 2% of an employee’s total compensation (subject to a 6-year vesting schedule), (b) a matching contribution equal to 100% of an employee’s first 3% of before-tax contributions and 50% of the employee’s next 2% of before-tax contributions, and (c) for the 2014 and 2015 plan years, a transition benefit for only participants in the Pension Plan as of January 1, 2014 equal to a contribution of 2% of total compensation for participants aged 40-49, 3% of total compensation for participants aged 50-59, and 4% of total compensation for participants aged 60 and older.

The amendments to our retirement plans will assist us in controlling what became an unacceptably high and rapidly increasing cost for the Pension Plan and to encourage employees to assume a more active role in their retirement planning, while continuing to provide appropriate, competitive retirement benefits for our employees.

We also maintain a Deferred Compensation Plan to allow certain employees to elect to defer a portion of their base salaries and short term incentive compensation and to provide make-up benefits to our executive officers for any reduction in benefits under our 401(k) Plan due to limitations on contributions to the plan imposed by the Internal Revenue Code.

Perquisites

We provide limited perquisites to our named executive officers, which the Compensation Committee believes are reasonable and within competitive practices.

We have a vehicle policy that provides a car allowance to senior management, including our named executive officers. We also provide mobile telephone service to and reimburse certain officers for a portion of country club dues to promote the business interests of the Company.

Stock Ownership Guidelines

We maintain stock ownership guidelines for our executive officers. The purpose of these guidelines is to further align the interests of our management team and our stockholders. Under the guidelines, our named executive officers are encouraged to hold shares of Common Stock as follows:

Position	Stock Ownership Guidelines

Chief Executive Officer	Three times base salary
Chief Operating Officer	Two times base salary
Chief Financial Officer	Two times base salary
Other Named Executive Officers	Two times base salary

All of our named executive officers have met these guidelines. For purposes of the guidelines, we include shares owned directly or indirectly by the executive and his spouse and minor children, unearned performance shares and unvested restricted stock.

Clawback, Anti-Pledging, Anti-Hedging and Other Policies

We have clawback provisions in the employment agreements with our named executive officers that allow us to recover cash bonuses and other incentive compensation under certain circumstances. We also have a policy that prohibits our employees, including our named executive officers, from pledging or hedging our Common Stock or engaging in short sales and other short term, speculative trading in our Common Stock.

Risk Assessment of Executive Compensation Program

Each year, our Compensation Committee reviews our executive compensation program and conducts a risk assessment relative to this program. This risk assessment allows our Compensation Committee to confirm that our executive compensation program is designed such that executive officers are not encouraged to take excessive risks to enhance their compensation.  As part of its risk assessment process in 2013, the Compensation Committee confirmed the following:

•     The risks associated with the Company’s compensation plans for all employees are appropriately identified and managed by the Company;

•     The Company’s compensation plans for all employees do not create risks that are reasonably likely to have a material adverse effect on the Company as a whole; and

•     The Company’s compensation plans for all employees are compatible with effective internal controls and risk management, and are supported by strong and effective corporate governance practices.

Tax Considerations

Section 162(m) of the Internal Revenue Code limits the ability of public companies like ours to deduct for federal income tax purposes certain compensation in excess of $1 million paid to our Chief Executive Officer and other named executive officers. However, this limitation does not apply to amounts that are intended to qualify as performance-based compensation. Our short term incentive compensation and performance shares are structured to qualify as performance-based compensation under Section 162(m) of our Omnibus Stock and Incentive Plan. Our Compensation Committee strives to structure executive compensation to maximize the deductibility of the compensation for federal income tax purposes whenever possible, but reserves the flexibility to provide non-deductible compensation depending on the circumstances.

Employment Agreements with Our Executive Officers

We have entered into employment agreements with our senior management, including our named executive officers. The Compensation Committee has determined that the terms of the agreements are consistent with competitive practices and are important to attracting and retaining high caliber executive talent. The agreements describe the executive’s position, compensation and benefits, including severance payments in the event of a termination of employment. The agreements also impose confidentiality, non-solicitation and nondisparagement obligations on the executive. In the event of a termination of employment by the Company without cause or by the executive officer for good reason prior to or following a change-in-control of the Company, severance benefits are triggered, including accelerated vesting of equity awards. Certain aspects of these agreements for our named executive officers are detailed in the tables and narrative following this Compensation Discussion and Analysis.

In 2012, we amended the employment agreements with our Chief Executive Officer and other named executive officers to eliminate their walk-away rights upon a change in control and any tax gross-up payments relating to severance benefits following a change in control. In addition, our named executive officers entered into Confidentiality and Restrictive Covenant Agreements with us. The Confidentiality and Restrictive Covenant Agreements supplement the confidentiality and restrictive covenants set forth in our named executive officers’ employment agreements. The restrictive covenants apply for a period of 12 months (18 months for our Chief Executive Officer and Chief Operating Officer) following termination of employment.

2013 SUMMARY COMPENSATION TABLE

The table and explanatory footnotes below summarize the total compensation for the years 2013, 2012 and 2011 paid to or earned by our named executive officers.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)(4)	Option Awards (4)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total

Michael L. Scudder	2013	$720,000	—	$917,083	—	$466,927	$79,163	$283,350	$2,466,523
President and Chief	2012	720,000	$255,000	935,690	—	328,743	117,766	215,830	2,573,029
Executive Officer	2011	1,008,884	—	566,627	—	—	103,449	212,594	1,891,554

Mark G. Sander	2013	$519,675	—	$791,711	—	$296,397	$8,614	$62,100	$1,678,497
Senior EVP and Chief	2012	507,000	—	643,506	—	211,206	3,180	35,391	1,400,283
Operating Officer	2011	417,308	$150,000	493,655	199,996	—	697	125,433	1,387,089

Victor P. Carapella	2013	$333,125	—	$198,183	—	$151,998	$137,623	$100,008	$920,938
EVP, Director of	2012	325,000	$62,500	231,698	—	102,461	80,540	58,456	860,655
Commercial	2011	377,328	—	162,311	—	—	80,382	68,275	688,296
Banking, First
Midwest Bank

Paul F. Clemens	2013	$364,900	—	$223,307	—	$159,928	$2,551	$35,095	$785,782
EVP and Chief	2012	356,000	$62,500	233,013	—	114,370	1,045	32,494	799,422
Financial Officer	2011	399,536	—	168,457	—	—	337	32,574	600,904

Thomas M. Prame(7)	2013	$292,125	—	$173,239	—	$122,763	$510	$25,870	$614,507
EVP and Director of	2012	191,827	$75,000	$165,321	—	99,326	—	145,894	677,368
Retail Banking,
First Midwest Bank

(1)                              The dollar amounts in column (c) represent base salary paid in cash for the years 2013 and 2012. The dollar amounts for the year 2011 include base salary paid in cash and TARP-compliant salary stock paid in shares of Common Stock to each of Messrs. Scudder, Carapella and Clemens. The Company redeemed its TARP preferred shares and the related common stock warrant issued to the United States Department of the Treasury in November 2011 and, therefore, discontinued its use of TARP-compliant salary stock beginning in January 2012. Accordingly, the elimination of the salary stock component of compensation resulted in lower cash base salaries paid to Messrs. Scudder, Carapella and Clemens in 2012 and 2013.

(2)                              The dollar amounts in column (d) represent special cash bonuses paid in December 2012 to Messrs. Scudder, Clemens and Carapella in recognition of their contributions to the Company in 2012. The amounts shown in column (d) for Messrs. Sander and Prame represent cash signing bonuses paid to Messrs. Sander and Prame upon commencement of their respective employment by the Company in 2011 and 2012. The amounts reported in column (g) represent cash bonuses paid under our performance-based short term incentive compensation plan for the year indicated.

(3)                              The awards in column (e) represent the issuance of performance shares, service-based restricted stock awards and dividends credited but not paid until vesting on restricted stock. Both the performance shares and service-based restricted stock were issued under our Omnibus Stock and Incentive Plan. The performance shares issued in 2013 are subject to three-year performance periods, followed by a two-year service-based vesting schedule and the service-based restricted stock is subject to a three-year vesting schedule.

(4)                              The amounts in columns (e) and (f) reflect the aggregate grant-date fair value of the stock awards in accordance with applicable accounting guidance for share based compensation. The grant-date fair value for stock awards is determined by multiplying the number of performance shares or shares of restricted stock granted by the average of the high and low sales price of our Common Stock as reported by the NASDAQ Stock Market on the grant date. In addition, the values shown include dividends accrued but not paid on unvested awards of performance shares and restricted stock as well as dividends earned and paid on vested awards. The grant-date fair value of the stock based awards is based on a target level of performance and will likely vary from the actual amount the individual earns upon vesting of the award. Assuming the highest level of performance, the grant date value of the performance shares would be as follows: $935,646 for Mr. Scudder, $623,370 for Mr. Sander, $166,496 for Mr. Carapella, $182,385 for Mr. Clemens and $116,799 for Mr. Prame. Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 contains a discussion of the relevant assumptions used in calculating the grant-date fair value for stock awards under the accounting guidance for share based compensation. The stock option award for Mr. Sander was made as part of his recruitment package.

(5)                              The amounts in column (h) represent the actuarial increase in the present value of the named executive officer’s benefit under our Pension Plan. These amounts were determined using the interest rate and mortality rate assumptions consistent with those used in our audited financial statements for the year ended December 31, 2013. Benefit accruals under the Pension Plan were frozen effective as of January 1, 2014. See the discussion below titled Pension Benefits. The amounts in this column also include realized earnings of the named executive officer in our Deferred Compensation Plan.

(6)                              The following table reflects the types and amounts for each component of compensation included in column (i).

CONTRIBUTIONS TO DEFINED CONTRIBUTION RETIREMENT PLANS AND PERQUISITES

Name	Year	Qualified Plan(a)	Non- Qualified Plan(b)	Non- Qualified Pension Restoration(c)	Perquisites and Other Personal Benefits(d)	Total

Michael L. Scudder	2013	$5,100	$9,300	$258,950(e)	$10,000(f)	$283,350
	2012	5,000	9,400	190,291(e)	11,139(f)	215,830
	2011	4,900	15,278	181,597(e)	10,819(f)	212,594

Mark G. Sander	2013	$15,300	$24,329	N/A	$22,471(g)	$62,100
	2012	10,000	5,210	N/A	20,181(g)	35,391
	2011	N/A	95,000	N/A	30,433(g)	125,433

Victor P. Carapella	2013	$5,100	$1,562	$79,453(e)	$13,893(h)	$100,008
	2012	3,250	1,750	41,006(e)	12,450(h)	58,456
	2011	4,900	2,647	50,023(e)	10,705(h)	68,275

Paul F. Clemens	2013	$15,300	$11,220	N/A	$8,575(h)	$35,095
	2012	15,000	8,919	N/A	8,575(h)	32,494
	2011	14,700	9,299	N/A	8,575(h)	32,574

Thomas M. Prame	2013	$8,030	N/A	N/A	$17,840(h)	$25,870
	2012	N/A	$27,425	N/A	118,469(h)	145,894

(a)                               The Company maintains a 401(k) Plan as its defined contribution plan. For eligible employees, this plan provides for an annual discretionary Company contribution up to limits imposed by the Internal Revenue Service and matching Company contributions.

Employees who participated in our Pension Plan in 2012 and 2011 were not eligible to receive any discretionary Company contributions to our 401(k) Plan.

All Company contributions were made on eligible compensation under our 401(k) Plan subject to compensation limitations under the Internal Revenue Code.

(b)                              The Company maintains the Deferred Compensation Plan as its nonqualified deferred compensation plan.  This plan provides for a tax-deferred vehicle to accommodate contributions that are otherwise limited and not able to be made to our tax-qualified plans, as well as voluntary participant contributions. The Deferred Compensation Plan is subject to Section 409A of the Internal Revenue Code. With respect to Mr. Sander, for 2011, the amount represents a one-time Company contribution to our Deferred Compensation Plan made in connection with his recruitment package. With respect to Mr. Prame, for 2012, the amount represents a one-time Company contribution to our Deferred Compensation Plan made in connection with his recruitment package.

(c)                               Amounts represent the present value of amounts that would have accrued to the named executive officer during 2013, 2012 and 2011 under the actuarially based pension formula of our Pension Plan but for the compensation limitations of the Internal Revenue Code.

(d)                              All perquisites paid to our named executive officers are less than $25,000 in the aggregate for the years listed.

(e)                               Because we froze benefit accruals under our Pension Plan effective as of January 1, 2014, there no longer will be a pension restoration benefit attributed to Mr. Scudder or Mr. Carapella in future years. Messrs. Sander, Clemens and Prame are not participants in the Pension Plan.

(f)                                For 2013, 2012 and 2011, represents amounts paid to Mr. Scudder for an annual automobile allowance and amounts paid by the Company on behalf of Mr. Scudder for personal security equipment and cell phone service.

(g)                               For 2013 and 2012, represents amounts paid to Mr. Sander for an annual automobile allowance and amounts paid by the Company on behalf of Mr. Sander for country club dues and cell phone service. For 2011, represents amounts paid to Mr. Sander for annual automobile allowance, personal legal fees related to his employment agreement in connection with his recruitment and amounts paid by the Company on behalf of Mr. Sander for country club dues and cell phone service. The country club membership is maintained for business entertainment but may be used for personal use.

(h)                              For 2013 and 2012, represents amounts paid to each of Messrs. Clemens, Carapella and Prame for an annual automobile allowance and paid on behalf of each of them for cell phone service. For 2011, represents amounts paid to each of Messrs. Clemens and Carapella for an annual automobile allowance and annual cell phone allowance. For 2013, 2012 and 2011, the amount for Mr. Carapella also represents amounts paid by the Company for country club dues. The country club membership is maintained for business entertainment but may be used for personal use. For 2012, the amount for Mr. Prame also includes $109,894 of expenses paid by the Company in connection with his relocation to the Chicago area.

(7)                              Mr. Prame joined the Company in 2012. Accordingly, there is no compensation information included for him for 2011.

2013 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information with regard to the stock awards granted during 2013 (and reported as Stock Awards in the Summary Compensation Table) and the short term incentive compensation cash award opportunity for 2013 for our named executive officers.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)

	Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Number of Securities underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units(3)		Options	Per share	Awards(4)

Michael L. Scudder		$108,000	$432,000	$739,800
	2/20/13				9,112	36,449	72,898	—		—	—	$467,823
	2/20/13							33,645	(5)	—	—	432,000

Mark G. Sander		$64,959	$259,838	$435,228
	2/20/13				6,071	24,284	48,568	—		—	—	$311,685
	2/20/13							22,260	(5)	—	—	285,818
								8,693	(6)	—	—	186,000

Victor P. Carapella		$33,313	$133,250	$223,194
	2/20/13				1,621	6,486	12,972	—		—	—	$83,248
	2/20/13							8,626	(5)	—	—	110,758

Paul F. Clemens		$36,490	$145,960	$192,803
	2/20/13				1,776	7,105	14,210	—		—	—	$91,193
	2/20/13							9,947	(5)	—	—	127,719

Thomas M. Prame		$29,213	$116,850	$192,803
	2/20/13				1,138	4,550	9,100	—		—	—	$58,399
	2/20/13							8,759	(5)	—	—	112,466

(1)                              Amounts in columns (c), (d) and (e) reflect the range of estimated possible payouts under our short term cash incentive compensation plan based on a combination of Company performance and individual performance rating assumptions. See the section in the Compensation Disclosure and Analysis entitled Short Term Incentive Compensation.

(2)                              The awards in columns (f), (g) and (h) represent a range of estimated possible payouts granted in the form of performance shares under our Omnibus Stock and Incentive Plan which, if earned, are converted into shares of restricted Common Stock. The named executive officers are eligible to earn performance shares, totaling between 25% and 200% of the number of performance shares granted if performance levels are achieved using the following two metrics: total stockholder return relative to a specified peer group of financial institutions and core return on average tangible common equity relative to predetermined goals. See the section in the Compensation Disclosure and Analysis section entitled Performance-Based Equity Compensation. Dividends on performance shares are accrued but not paid until the performance shares vest.

(3)                              The awards in column (i) represent the issuance of service-based restricted stock awards under our Omnibus Stock and Incentive Plan. See the section in the Compensation Disclosure and Analysis entitled Service-Based Restricted Stock Awards. Dividends on restricted stock are accrued but not paid until the restricted stock vests.

(4)                              The amounts in column (l) represent the full fair value of the stock awards listed in column (i) as of the date of grant as determined in accordance with the applicable accounting guidance for share-based compensation. Dividends accrued but not paid until the vesting of the awards of performance shares and restricted stock are not included in the amounts reflected in this column.

(5)                              Represents the grant of restricted stock awards under our Omnibus Stock and Incentive Plan in February 2013 in accordance with our annual equity compensation practice. The restricted stock fully vests over three years in two equal installments beginning two years from the date of grant (subject to continued employment and accelerated vesting under certain circumstances).

(6)                              Represents shares of fully vested Common Stock that were issued to Mr. Sander on a bi-weekly basis under his employment agreement. The Company’s obligation to issue shares ended on December 31, 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2013 TABLE

The following table provides information regarding unexercised stock options and unvested stock awards held by our named executive officers as of December 31, 2013. All values in the table are based on a market value for our Common Stock of $17.53, which was the closing price of our stock on December 31, 2013 as reported by the NASDAQ Stock Market. Information regarding when unvested awards are scheduled to vest is set forth in the footnotes to the table. Vesting also is subject to continued employment and acceleration in the event of death, disability or change-in-control.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Michael L. Scudder	12,020	—	—	$32.72	2/24/14	23,301	(1)	$408,467	36,449	(4)	$638,951
	1,202			32.75	5/20/14	59,445	(2)	1,042,071
	17,940			33.61	2/23/15	22,457	(2)	393,671
	19,631			33.92	2/22/16	33,645	(3)	589,797
	18,898			38.62	2/21/17
	25,019			28.10	2/20/18

Mark G. Sander	42,328	—	—	$12.17	6/20/21	40,185	(2)	$704,443	24,284	(4)	$425,699
						22,260	(3)	390,218

Victor P. Carapella	8,116	—	—	32.72	2/24/14	6,664	(1)	$116,820	6,486	(4)	$113,700
	812			32.75	5/20/14	14,758	(2)	258,708
	11,324			33.61	2/23/15	5,504	(2)	96,485
	12,258			33.92	2/22/16	8,626	(3)	151,214
	11,655			38.62	2/21/17
	16,738			28.10	2/20/18

Paul F. Clemens	902	—	—	$38.79	11/15/16	6,920	(1)	$121,308	7,105	(4)	$124,551
	5,380			38.62	2/21/17	14,873	(2)	260,724
	18,464			28.10	2/20/18	5,504	(2)	96,485
						9,947	(2)	174,371

Thomas M. Prame		—	—			8,759	(3)	$153,545	4,550	(4)	$79,762
						10,695	(5)	187,483

(1)                              Restricted stock awards fully vest in three years and vest in two equal annual installments on February 23, 2013 and February 23, 2014.

(2)                              Restricted stock awards fully vest in three years and vest in two equal annual installments on February 22, 2014 and February 22, 2015.

(3)                              Restricted stock awards fully vest in three years and vest in two equal annual installments on February 20, 2015 and February 20, 2016.

(4)                           Performance shares that may be earned upon completion of a three-year performance period ending on December 31, 2016 if performance levels (reflected at target in this table) are achieved using the following two metrics: total stockholder return relative to a specified peer group of financial institutions and core return on average tangible common equity relative to predetermined goals.

(5)                              Restricted stock award fully vests in three equal annual installments on May 16, 2013, May 16, 2014 and May 16, 2015.

2013 OPTION EXERCISES AND STOCK VESTED TABLE

The following table provides information with respect to amounts paid to or received by our named executive officers during 2013 as a result of the exercise of non-qualified stock options and the vesting of restricted stock awards or units.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Michael L. Scudder	—	—	42,937	$546,981
Mark G. Sander	—	—	—	—
Paul F. Clemens	—	—	13,041	166,134
Victor P. Carapella	—	—	12,493	159,152
Thomas M. Prame	—	—	—	—

PENSION BENEFITS

We maintain a noncontributory tax-qualified defined benefit Pension Plan for eligible employees. Eligibility to participate in this plan was frozen in 2007. Benefit accruals under this plan were frozen effective as of January 1, 2014 and no additional benefits will accrue to participants after that date, including for Mr. Scudder and Mr. Carapella, who are the only named executive officers who are participants in our Pension Plan.

The amount of the monthly pension benefit under our Pension Plan is based on the average monthly pension-eligible compensation and credited service of the participant. Average monthly compensation is the average of the highest eighty-four consecutive months of pay within the last 120 months of service and credited service is based on the period of employment with the Company, subject to limitations on services prior to 1980. The Pension Plan is designed to provide an annual pension benefit at normal retirement of 27% of final average pension-eligible compensation for a participant with thirty years of credited service.

Pension-eligible compensation consists of base salary, cash bonuses, incentive compensation and vacation pay, but excludes severance and amounts realized from the exercise of non-qualified stock options and the vesting of service-based restricted stock or restricted stock unit awards. Pension-eligible compensation is capped by the Internal Revenue Code applicable to tax-qualified pension plans. For 2013, this limit was $255,000. Any amounts that become ineligible due to the Internal Revenue Code limits are used to compute the pension restoration contribution to the Deferred Compensation Plan as discussed further below under the section titled Non-qualified Deferred Compensation.

Our Pension Plan provides for pension benefits under normal retirement (the attainment of age 65), early retirement (the attainment of age 55 with fifteen or more years of service), termination after five years of service, disability retirement after ten years of service and death before retirement with five or more years of service. A participant may elect to have his or her benefit paid each month in the form of a single life annuity or one of several actuarially equivalent forms of payment, including a lump sum.

Early retirement pension benefits are reduced by 6% for each of the first five years (ages 60-65) and by 4% for each of the next five years (ages 55-60) that the pension commencement date precedes the normal retirement age of 65. Mr. Carapella is the only named executive officer eligible for early retirement under our Pension Plan.

2013 Pension Benefits Table

The following table shows the present value of the accumulated benefit as of December 31, 2013 payable to each of the named executive officers, including the number of years of service credited to each named executive officer under our Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in our 2013 audited financial statements included in our Form 10-K.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

Michael L. Scudder	Pension Plan	27.75	$476,621	—
Mark G. Sander(1)	N/A	N/A	N/A	N/A
Victor P. Carapella	Pension Plan	25.33	772,815	—
Paul F. Clemens(1)	N/A	N/A	N/A	N/A
Thomas M. Prame(1)	N/A	N/A	N/A	N/A

(1)                               The Pension Plan was closed to new participants as of April 1, 2007. Based on the date of hire for Messrs. Sander, Clemens and Prame, they are not eligible to participate in the Pension Plan. Benefit accruals under our Pension Plan were frozen as of January 1, 2014.

NON-QUALIFIED DEFERRED COMPENSATION

We maintain two non-qualified deferred compensation plans in which our named executive officers may participate, the Deferred Compensation Plan and the First Midwest Bancorp, Inc. Stock Option Gain Deferral Plan (Gain Deferral Plan).

Deferred Compensation Plan

The Deferred Compensation Plan is a non-qualified defined contribution deferred compensation plan under which participants are credited with deferred compensation equal to contributions and benefits based on amounts that would have accrued under our Pension Plan and our 401(k) Plan but for limitations under the Internal Revenue Code, and up to 75% of base salary and up to 100% of short term cash incentive compensation that the participant has elected to defer. Deferral elections are made by eligible participants in December of each year for amounts to be earned in the following year. Participant accounts are deemed to be invested in separate investment accounts in an irrevocable rabbi trust under the Deferred Compensation Plan, with similar investment alternatives as those available under our 401(k) Plan, including an investment account deemed invested in shares of our Common Stock. Participants are able to modify their investment elections at any time, subject to applicable blackout periods.

The following table shows the investment funds available under the Deferred Compensation Plan and their annual rate of return for the calendar year ended December 31, 2013, as reported by the trustee of the Deferred Compensation Plan.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Aston/Fairpointe Mid Cap	44.49%	T. Rowe Price Equity Income Adv	29.44%
FMBI Stock Fund	41.30%	American Funds American Balanced R4	21.68%
Federated MDT Mid Cap Gr Strats A	40.14%	American Funds EuroPacific Gr R4	20.17%
Baron Small Cap Retail	37.77%	Fidelity Advisor High Income Advtg	9.99%
Wells Fargo Advtg Intrns SmCpVal Adm	34.87%	Wells Fargo Advtg Short Term Bd	0.79%
Davis NY Venture A	34.56%	Wells Fargo Advtg Cash Inve MM	0.03%
American Funds Growth Fund of Amer R4	33.82%	Dreyfus Bond Market Index	-2.59%
Wells Fargo Advantage Index Adm	32.08%

Gain Deferral Plan

We maintain the Gain Deferral Plan with the purpose of encouraging stock ownership of certain key executives. This plan combines traditional deferred compensation arrangements with stock option exercise transactions by allowing eligible stock option participants to defer to a future date the receipt of shares representing the value realized upon exercise of the underlying stock options. In response to the addition of Section 409A of the Internal Revenue Code, the Gain Deferral Plan was frozen and no additional contributions or deferrals may be made under this plan. Currently, twenty stock option participants elected to participate in this plan, including Messrs. Scudder and Carapella. Deferrals are held for each participant in separate individual accounts in an irrevocable rabbi trust. Amounts deferred under the Gain Deferral Plan are denominated and paid in shares of Common Stock and are adjusted for dividends as if the dividends were reinvested in shares of Common Stock.

Distributions

Under both the Deferred Compensation Plan and the Gain Deferral Plan, payments begin after termination of employment and are payable at the participant’s election either as a lump sum or in installments over a period not to exceed fifteen years. Earlier payment may be made upon showing of financial hardship to the satisfaction of the Compensation Committee. Distributions are paid in cash under the Deferred Compensation Plan, and are paid as in-kind stock distributions under the Gain Deferral Plan. Payments to named executive officers will be delayed as necessary to comply with Section 409A of the Internal Revenue Code.

2013 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The table set forth below summarizes the activity in each of the named executive officer’s deferred compensation accounts during 2013.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Plan Name	Executive Contributions in 2013(1)	Company Contributions in 2013(2)	Aggregate Earnings in 2013	Aggregate Withdrawals/ Distributions in 2013	Aggregate Balance at December 31, 2013(3)(4)
Michael L. Scudder	Deferred Comp. Plan	$12,408	$268,250	$76,243	—	$2,116,240
	Gain Deferral Plan	—	—	899	—	158,359

Mark G. Sander	Deferred Comp. Plan	11,682	5,434	8,614	—	172,729
	Gain Deferral Plan	N/A	N/A	N/A	N/A	N/A

Victor P. Carapella	Deferred Comp. Plan	1,538	81,015	51,628	—	1,121,232
	Gain Deferral Plan	—	—	4,943	—	870,857

Paul F. Clemens	Deferred Comp. Plan	8,093	8,997	2,551	—	90,137
	Gain Deferral Plan	N/A	N/A	N/A	N/A	N/A

Thomas M. Prame	Deferred Comp. Plan	—	—	510	—	37,293
	Gain Deferral Plan	N/A	N/A	N/A	N/A	N/A

(1)                              Executive contributions represent amounts that would have been contributed by the named executive officer under our 401(k) Plan, but for limitations under the Internal Revenue Code.

(2)                              Company contributions represent amounts that would have been contributed under the tax-qualified benefit plans, but for limitations under the Internal Revenue Code. The Company contributions for each named executive officer to the Deferred Compensation Plan are included in under the “All Other Compensation” column of the 2013 Summary Compensation Table.

(3)                              Aggregate balances at December 31, 2013 reflect amounts accumulated over the years of the named executive officer’s participation in the plans from: (i) participant and Company contributions under the Deferred Compensation Plan, and (ii) participant contributions only under the Gain Deferral Plan. Our named executive officers have participated in the Deferred Compensation Plan since 1999 for Mr. Scudder, 2011 for Mr. Sander, 1998 for Mr. Carapella, 2006 for Mr. Clemens and 2012 for Mr. Prame. Our named executive officers have participated in the Gain Deferral Plan since 2004 for Messrs. Scudder and Carapella.

(4)                              As of December 31, 2013, the portion of the aggregate balances in the Deferred Compensation Plan and Gain Deferral Plan (as applicable) that represent Common stock of the Company is as follows: 9,034 shares for Mr. Scudder, -0- shares for Mr. Sander, 49,707 shares for Mr. Carapella, 1,894 shares for Mr. Clemens and 1,886 shares for Mr. Prame.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have entered into employment agreements and maintain plans covering our named executive officers that will require the Company to provide severance payments in the event of an involuntary termination of employment (other than for cause) or a resignation of employment for good reason prior to a change-in-control of the Company or in the event of an involuntary termination of employment (other than for cause) or a resignation of employment for good reason following a change-in-control.

Overview

Our employment agreements with each of our named executive officers provide for automatic annual one-year extensions, except for Messrs. Scudder and Sander whose employment agreements provide for automatic two-year extensions every other year. Among other items, the agreements set forth the executive’s title, responsibilities and compensation, confidentiality, nonsolicitation and nondisparagement covenants by the executive and severance payments to be made to the executive upon certain terminations of employment. Termination of employment also may impact equity awards that we have granted, as well as benefits payable under our employee benefit plans.

In addition to their employment agreements, our named executive officers are parties to Confidentiality and Restrictive Covenants Agreements with us through which we enhanced the restrictive covenants applicable to our named executive officers. The nonsolicitation provisions in these agreements apply for eighteen months after termination of employment for Messrs. Scudder and Sander; and one year after termination for Messrs. Clemens, Carapella and Prame.

The following discussion takes each termination of employment situation – voluntary resignation, discharge for cause, discharge without cause, resignation for good reason, death and disability – both prior to and following a change-in-control of the Company, and describes the severance and additional amounts that the Company would pay or provide to the named executive officer or the officer’s beneficiaries as a result. The discussion below and the amounts shown reflect certain assumptions we have made in accordance with applicable SEC rules. These assumptions are that the termination of employment or change-in-control occurred on December 31, 2013 and that the value of a share of our Common Stock on that day was $17.53, which is the closing price of our stock as reported by the NASDAQ Stock Market on December 31, 2013.

In addition, the following discussion and amounts do not include the payments and benefits which are not enhanced by a termination of employment or change-in-control. These payments and benefits, which are referred to in the following discussion as the executive officer’s “vested benefits,” include:

•                   Base salary payable through the date of termination;

•                   Benefits accrued under our 401(k) Plan and Pension Plan in which all employees participate;

•                   Accrued vacation pay, group health plan continuation and other similar amounts payable when employment terminates under programs applicable to our salaried employees generally;

•                   Balances accrued under our Deferred Compensation Plan and Gain Deferral Plan; and

•                   Stock options that have vested and become exercisable prior to the employment termination or change-in-control.

Voluntary Resignation

We are not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation.

Discharge for Cause

We are not obligated to pay any amounts over and above vested benefits if a named executive officer’s employment terminates because of discharge for cause. The executive officer’s right to exercise vested options expires upon discharge for cause and, if the cause is fraud or embezzlement of funds, benefits under the Gain Deferral Plan are subject to forfeiture. In general, a discharge will be for cause if the executive has intentionally failed to perform his or her duties of employment, engaged in illegal or gross misconduct that harms the Company, has been convicted of a felony involving dishonesty, fraud, theft or financial impropriety or has violated a material requirement of any code of ethics or standard of conduct of the Company.

Death or Disability

We provide our employees, including our named executive officers, with group life and disability insurance coverage. The group life insurance benefit is based on a multiple of base salary, subject to limits contained in the policy. Participants in our group life insurance plan may, if eligible, purchase additional insurance at their own cost. The disability benefit is a monthly benefit, paid until age 65, equal to 60% of base salary at the time of disability. These benefits would be paid to the named executive officer or his beneficiary, in addition to the vested benefits, in the event of death or disability.

The amount of the payments to our named executive officers assuming death or disability on December 31, 2013 is set forth in the following table:

		Disability Benefits

Name	Life Insurance (Death) Benefit	Monthly Amount	Months to Age 65	Total Payment
Michael L. Scudder	$1,000,000	$20,000	139	$2,775,688
Mark G. Sander	750,000	20,000	119	2,389,979
Paul F. Clemens	712,000	18,245	43	780,002
Victor P. Carapella	667,000	16,656	4	64,710
Thomas M. Prame	570,000	14,606	251	3,666,380

We also have provided that all unvested equity awards become vested in the event of the death or disability of the named executive officer. The following table summarizes the unearned or unvested stock options, performance shares and restricted stock or restricted stock units that would have vested on December 31, 2013 if the executive’s employment terminated that day due to death or disability. All values in the table are based on a market value for our Common Stock of $17.53, which is the closing price on December 31, 2013 as reported by the NASDAQ Stock Market.

	Stock Options		Restricted Stock Awards/Units		Performance-Based Equity Awards
Name	Number(1)	Value	Number(2)	Value	Number(3)	Value
Michael L. Scudder	—	—	138,848	$2,434,006	36,449	$638,951
Mark G. Sander	—	—	62,445	1,094,661	24,284	425,699
Paul F. Clemens	—	—	37,244	652,888	7,105	124,551
Victor P. Carapella	—	—	35,552	623,527	6,486	113,700
Thomas M. Prame	—	—	19,454	341,028	4,550	79,762

(1)                                 There are no unvested stock options as of December 31, 2013.

(2)                                 Total number of shares of unvested restricted stock as of December 31, 2013.

(3)                                 Total number of shares of unearned performance shares based on target performance as of December 31, 2013.

Discharge Without Cause; Resignation For Good Reason

Our employment agreements obligate us to pay severance benefits if a named executive officer’s employment is involuntarily terminated other than for cause. The executive is also required to execute a general release of claims as a condition to receiving severance benefits. This includes the resignation by the executive for good reason. A good reason generally will occur if the executive determines we have breached the employment agreement by not maintaining his or her appointed positions, responsibilities or authority, failed to pay or provide the agreed-upon compensation, given notice that the agreement will not automatically renew, or required the executive to move to an office location more than eighty miles from his or her current location. Our primary obligation in these circumstances is to continue the executive’s salary and participation in group health plans for a defined severance period and to pay a pro-rata annual bonus for the year employment terminates. We will also provide outplacement assistance. The severance period is nine months for Mr. Scudder and Mr. Sander and six months for the other named executive officers. The severance period may be extended for up to an additional six-month period in the Company’s sole discretion.

Severance

The following table summarizes the severance benefits that would be payable to the named executive officers had their employment been terminated involuntarily without cause or for good reason on December 31, 2013:

Name	Monthly Amount	Number of Months	Total Salary Continuation/ Lump Sum	Pro-Rated Annual Bonus(1)	Medical Benefits/ Outplacement(2)	Total

Michael L. Scudder	$60,000	9	$540,000	$432,000	$95,528	$1,067,527

Mark G. Sander	—	9	389,756	259,838	71,489	721,083

Paul F. Clemens	30,408	6	182,450	145,960	47,463	375,873

Victor P. Carapella	27,760	6	166,562	133,250	43,223	343,035

Thomas M. Prame	24,344	6	146,063	116,850	39,122	302,034

(1)                                 Pro-rated annual bonus based on target bonus for year of termination and number of days elapsed at date of termination. Amounts reflect full 2013 target bonus and presumes termination occurred on last day of the year.

(2)                                 Reflects amount of health benefit continuation (COBRA) premium paid by the Company during the salary continuation period and outplacement services estimated to be 12% of annual base salary.

Change-in-control

We have provisions in the employment agreements with our named executive officers and in our employee benefit plans in the event of a change-in-control of our Company. In the event of a change-in-control, our employment agreements require a “double trigger” to occur before enhanced severance benefits are paid. A “double trigger” involves both a change-in-control of the Company and a termination of the named executive’s employment other than for cause or a disability following the change-in-control. The enhanced severance benefits consist of a lump sum payment of approximately 2.5 times the sum of base salary, target short term cash incentive compensation and certain other amounts in the case of Mr. Scudder and Mr. Sander and approximately two times the sum of base salary, target short term cash incentive compensation and certain other amounts for the other named executive officers. In addition, all unearned and unvested equity awards vest in full upon a change-in-control, whether or not the executive’s employment terminates. None of the employment agreements with our named executive officers provide for a gross-up payment should the executive be subject to an excise tax under the Internal Revenue Code.

The table below summarizes the severance payments we would be obligated to make if a change-in-control occurred and the named executive officer’s employment terminated (other than for cause) on December 31, 2013. All equity values in the table are based on the market value for our Common Stock of $17.53, which was the closing price on December 31, 2013 as reported by the NASDAQ Stock Market.

	Severance Payments	Equity Awards

Name	Total Lump Sum	Number(1)	Value	Number(2)	Value	Number(2)	Value	Total Equity Value

Michael L. Scudder	$3,728,800	—	—	138,848	$2,434,006	36,449	$638,951	$3,072,957

Mark G. Sander	2,175,718	—	—	62,445	1,094,661	24,284	425,699	1,520,360

Victor P. Carapella	1,167,940	—	—	35,552	623,227	6,486	113,700	736,927

Paul F. Clemens	1,144,197	—	—	37,244	652,888	7,105	124,551	777,439

Thomas M. Prame	894,095	—	—	19,454	341,028	4,550	79,762	420,790

(1)                                 There are no unvested stock options as of December 31, 2013.

(2)                                 Total number of unvested restricted stock and unearned performance shares, at target as of December 31, 2013.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that appears in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

J. Stephen Vanderwoude (Chair)

Barbara A. Boigegrain (Vice-Chair)

Br. James Gaffney

Peter J. Henseler

John L. Sterling

Members, Compensation Committee

AUDIT COMMITTEE REPORT

The primary responsibilities of the Audit Committee are, among others, to: (1) assist the Board of Directors in its oversight of the integrity of the Company’s financial statements and systems of internal control over financial reporting; (2) oversee the Company’s compliance with legal and regulatory requirements relating to financial reporting and disclosure; (3) evaluate the independence and qualifications of the Company’s independent registered public accounting firm; and (4) oversee the performance of the Company’s independent registered public accounting firm and our internal audit function. The Audit Committee also is solely responsible for the appointment, compensation and retention of the Company’s independent registered public accounting firm. The Board of Directors has adopted an Audit Committee Charter, which sets forth the specific duties of the Audit Committee, a copy of which is available on the Company’s website.

In carrying out our oversight responsibilities, we rely on the expertise and knowledge of management, the independent registered public accounting firm and the internal auditors. Management is responsible for determining that the Company’s financial statements are complete, accurate and in accordance with U.S. generally accepted accounting principles. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies as well as internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of the Company’s financial statements and internal control over financial reporting. The internal auditors are responsible for evaluating the adequacy and effectiveness of the Company’s processes and system of internal controls to achieve the Company’s stated goals and objectives. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with U.S. generally accepted accounting principles, or to conduct investigations or other types of auditing or accounting reviews or procedures.

We have reviewed and had discussions with management and Ernst & Young LLP regarding the Company’s audited financial statements for the fiscal year ended December 31, 2013. We also have discussed with Ernst & Young LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We have received the required disclosures from Ernst & Young LLP under applicable PCAOB standards regarding auditor independence, and have discussed with Ernst & Young LLP its independence. We have established policies and procedures regarding the pre-approval of all services provided by Ernst & Young LLP. We have reviewed the audit and non-audit services provided by Ernst & Young LLP for the fiscal year ended December 31, 2013 and considered whether such services are compatible with maintaining its independence, and determined to engage Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014.

Based upon our review of the Company’s audited financial statements and the discussions noted above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in our charter, we have recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2013 be included in the Company’s Annual Report on Form 10-K for the same year filed with the SEC.

Patrick J. McDonnell (Chair)

John F. Chlebowski, Jr. (Vice Chair)

Phupinder S. Gill

Ellen A. Rudnick

Michael J. Small

Members, Audit Committee

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act) requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC. Such directors, executive officers and stockholders are also required to furnish us with copies of all reports they file under Section 16(a). Purchases and sales of our securities by such persons are published on our website at www.firstmidwest.com/secdocuments/. Based on a review of the copies of such reports, and on written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements applicable to our directors and executive officers were complied with during the fiscal year ended December 31, 2013, with the exception of one report for Mark G. Sander, our President and Chief Operating Officer, which was reported one day late due to an administrative error and which reported one transaction involving the acquisition of 303 shares of Common Stock in connection with a salary stock payment.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled

Audit Committee Report and Compensation Committee Report will not be deemed incorporated therein, unless specifically provided otherwise in such filing. We also include several website addresses in this Proxy Statement for your reference. The information on these websites is not part of this Proxy Statement.

Other Business and Discretionary Authority

As of the date of this Proxy Statement, our Board of Directors knows of no matters to come before, and does not intend to present any matters at, the Annual Meeting other than those items set forth in the Notice of the Annual Meeting of Stockholders attached to this Proxy Statement. If other matters properly come before the Annual Meeting, or any adjournment or postponement, the persons named as proxies on the Proxy Card accompanying this Proxy Statement will have discretionary authority to vote pursuant to the Proxy Card, and the named proxies intend to vote on such matters in accordance with their best judgment. In addition, the persons named as proxies on the Proxy Card will have the discretionary authority to vote pursuant to the Proxy Card on any proposal to adjourn the Annual Meeting for any reason, and they will vote on any such proposal to adjourn in accordance with their best judgment.

Each of the nominees for election as directors named in this Proxy Statement has consented to serve on our Board of Directors if elected, and we have no reason to believe that any of the nominees will be unwilling or unable to serve. However, should any nominee become unable or unwilling to serve as a director, the persons named as proxies on the Proxy Card accompanying this Proxy Statement intend to vote for the election of any other person who may be nominated by our Board of Directors.

Stockholder Proposals for 2015 Annual Meeting of Stockholders

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in our proxy materials in connection with our 2015 Annual Meeting of Stockholders must submit their proposals on or before December 18, 2014 to First Midwest Bancorp, Inc. ATTN: Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143.

In accordance with our Certificate of Incorporation, for a matter to be properly brought before the 2015 Annual Meeting of Stockholders (but not necessarily contained in our proxy statement), a stockholder’s notice of the matter must be timely delivered to First Midwest Bancorp, Inc. ATTN: Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143, not less than 120 nor more than 180 days prior to the date of the meeting, which currently is scheduled for May 20, 2015. As a result, any notice given by or on behalf of a stockholder under these provisions of our Certificate of Incorporation (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than November 21, 2014 and no later than January 20, 2015.

Stockholder Recommendations for Director Candidates

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The policy of the Nominating and Corporate Governance Committee is to consider candidates recommended by stockholders in the same manner as other candidates. Stockholders who wish to submit director candidates for consideration by the Nominating and Corporate Governance Committee for election at our 2015 Annual Meeting of Stockholders may do so by submitting in writing such candidates’ names in compliance with the procedures required by our Certificate of Incorporation to First Midwest Bancorp, Inc. ATTN: Corporate Secretary, One Pierce Place, Suite 1500, Itasca, Illinois 60143 between November 21, 2014 and January 20, 2015.

Important Notice Regarding Delivery of Stockholder Documents

SEC rules allow us to mail a single copy of our proxy materials to multiple stockholders of record sharing the same address and who we reasonably believe are members of the same household or to one stockholder who has multiple stockholder accounts. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs. We will deliver promptly to any stockholder sharing the same address a separate copy of this Proxy Statement and our 2013 Annual Report upon a request, orally or in writing, to our Corporate Secretary (i) by mail at One Pierce Place, Suite 1500, Itasca, Illinois 60143, or (ii) by telephone at (630) 875-7463.

We have been notified that certain brokers and banks holding our Common Stock for their customers also will household proxy materials. You may contact your broker or bank if you desire to receive a separate copy of our proxy materials.

Stockholders sharing an address who now receive multiple copies of our proxy materials and who wish to receive only one copy of these materials per household in the future should contact our Corporate Secretary as indicated above (if your shares are held directly) or your broker or bank (if your shares are held in street name).

By order of the Board of Directors,

Nicholas J. Chulos

Executive Vice President, Corporate Secretary

and General Counsel

First Midwest Bancorp, Inc.

April 17, 2014

VOTE BY INTERNET – www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 20, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. One Pierce Place, Suite 1500 Itasca, IL 60143 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 20, 2014. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. First Midwest Bancorp, Inc. The Board of Directors recommends you vote FOR the election of the following nominees: The Board of Directors recommends you vote FOR the following proposal: For Against Abstain For Against Abstain 1. Election of Directors 3. Advisory approval of the compensation paid in 2013 to named executive officers of First Midwest Bancorp, Inc. . . . 1a. John F. Chlebowski, Jr. . . . 1b. Phupinder S. Gill . . . 1c. Peter J. Henseler . . . The Board of Directors recommends you vote FOR the following proposal: 1d. Ellen A. Rudnick . . . 1e. Michael J. Small . . . 4. Advisory vote ratifying the appointment of Ernst & Young LLP as independent registered public accounting firm of First Midwest Bancorp, Inc. for the fiscal year ending December 31, 2014. . . . The Board of Directors recommends you vote FOR the following proposal: 2. Approval and adoption of an amendment to the First Midwest Bancorp, Inc. Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 150,000,000. . . . Note: In their discretion, the proxies named on the front of this proxy card are authorized to vote upon such other matters as may properly come before the Annual Meeting of Stockholders and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the nominees above is unable to serve. Please sign this proxy card exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. _______________________________________________________________ Signature [PLEASE SIGN WITHIN BOX] Date ________________________________________________________________ Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting of Stockholders on May 21, 2014: The Annual Report on Form 10-K, Notice of Annual Meeting of Stockholders and Proxy Statement and Telephone/Internet Voting Instructions are available at www.proxyvote.com Proxy Solicited on Behalf of the Board of Directors Annual Meeting of Stockholders to be Held May 21, 2014, 9:00 AM Central Time at the Westin Chicago Northwest Hotel, 400 Park Boulevard, Itasca, IL 60143 The undersigned stockholder(s) hereby appoints Mark G. Sander and Paul F. Clemens, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of Common Stock of First Midwest Bancorp, Inc. held of record by the undersigned on March 27, 2014, at the 2014 Annual Meeting of Stockholders to be held on May 21, 2014 and at any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2014 Annual Meeting of Stockholders, the Proxy Statement in connection with such meeting and the 2013 Annual Report to Stockholders is hereby acknowledged. This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return this proxy but do not give any direction, it will be voted in accordance with the recommendations of the Board of Directors for each Proposal, and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting. If the shares represented by this proxy are issued to or held for the account of the undersigned under one of the Company’s employee benefit plans, then the undersigned hereby directs the trustee to vote such shares as designated on the reverse side. Continued and to be signed on the reverse side